UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Valero Energy Corporation

(Name of Registrant as Specified In Its Charter)

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VALERO ENERGY CORPORATION
NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors has determined that the 2008 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, May 1, 2008 at 10:00 a.m., Central Time, at our offices located at One Valero Way, San Antonio, Texas 78249 for the following purposes:
(1)	Elect three Class II directors to serve until the 2011 annual meeting of stockholders or until their respective successors are elected and have been qualified;

(2)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008;

(3)	Vote on a stockholder proposal entitled, “Prohibition of Executive Officer Stock Sales During Stock Repurchase Periods”;

(4)	Vote on a stockholder proposal entitled, “Stockholder Ratification of Executive Compensation”;

(5)	Vote on a stockholder proposal entitled, “Disclosure of Corporate Political Contributions”; and

(6)	Transact any other business properly brought before the meeting.

By order of the Board of Directors,

Jay D. Browning
Senior Vice President-Corporate Law and Secretary

Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
March 20, 2008

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VALERO ENERGY CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 1, 2008
GENERAL INFORMATION
Introduction
Our Board is soliciting proxies to be voted at the 2008 Annual Meeting of Stockholders on May 1, 2008 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Unless otherwise indicated, the terms “Valero,” “we,” “our,” and “us” are used in this proxy statement to refer to Valero Energy Corporation, to one or more of our consolidated subsidiaries, or to all of them taken as a whole. The term “Board” refers to the Board of Directors of Valero Energy Corporation.
We are mailing the Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders on or about March 20, 2008. On this date, you will have the ability to access all of our proxy materials on a website referenced in the Notice.
Record Date and Shares Outstanding
Holders of record of our common stock, $0.01 par value (“Common Stock”), at the close of business on March 3, 2008 (the “record date”) are entitled to vote on the matters presented at the Annual Meeting. On the record date, 532,138,180 shares of Common Stock were issued and outstanding and entitled to one vote per share.
Quorum
Action may be taken at the Annual Meeting on May 1, 2008, or on any date to which the meeting may be adjourned. Stockholders representing a majority of voting power, present in person, or represented by properly executed proxy, will constitute a quorum.
Voting in Person at the Meeting
If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote the shares in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from the stockholder of record (e.g., your broker or other nominee) authorizing you to vote the shares.
Revocability of Proxies
You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) submitting a written revocation to Valero, (b) returning a subsequently dated proxy to Valero, or (c) attending the Annual Meeting, requesting that your proxy be revoked, and voting in person at the Annual Meeting. If instructions to the contrary are not provided, shares will be voted as indicated on the proxy card.

Broker Non-Votes
Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of Common Stock. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on such a proposal. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval. Per the NYSE’s rules, brokers will not have discretion to vote on the stockholder proposals presented as Proposals 3, 4, and 5 in this proxy statement, but will have discretion to vote on the other items scheduled to be presented at the Annual Meeting.
Solicitation of Proxies
Valero pays for the cost of soliciting proxies and the Annual Meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities. Valero retained Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $14,000, plus reimbursement of certain out-of-pocket expenses.
For participants in our qualified 401(k) plan (“Thrift Plan”), the proxy card will represent (in addition to any shares held individually of record by the participant) the number of shares allocated to the participant’s account in the Thrift Plan. For shares held by the plan, the proxy card will constitute an instruction to the trustee of the plan on how those shares should be voted. Shares for which instructions are not received may be voted by the trustee per the terms of the plan.
Our 2005 and 2004 Stock Splits
Our Common Stock split two-for-one on December 15, 2005, and on October 7, 2004. Each split was effected in the form of a Common Stock dividend. All share and per share data (except par value) in this proxy statement have been adjusted to reflect the effect of these stock splits for all periods presented.
INFORMATION REGARDING THE BOARD OF DIRECTORS
Valero’s business is managed under the direction of our Board. Our Board conducts its business through meetings of its members and its committees. Valero’s Restated Certificate of Incorporation requires the Board to be divided into Class I, Class II, and Class III directors, with each class serving a staggered three-year term. During 2007, our Board held seven meetings and the standing Board committees held 24 meetings in the aggregate. No member of the Board attended less than 75% of the meetings of the Board and committees of which he or she was a member. All Board members are expected to attend the Annual Meeting. All Board members attended the 2007 annual stockholders meeting.

INDEPENDENT DIRECTORS
The Board presently has one member from our management, William R. Klesse (Chief Executive Officer, President, and Chairman of the Board), and nine non-management directors. In addition, William E. Greehey served on our Board briefly in 2007 as a non-management director until his resignation from the Board on January 17, 2007. The Board determined that nine of ten of its non-management directors who served at any time during 2007 met the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual. Those independent directors were W.E. “Bill” Bradford, Ronald K. Calgaard, Jerry D. Choate, Irl F. Engelhardt, Ruben M. Escobedo, Bob Marbut, Donald L. Nickles, Robert A. Profusek and Susan Kaufman Purcell.
William E. Greehey briefly served as Chairman of the Board during 2007 until his resignation from the Board on January 17, 2007. He had previously served as Valero’s Chief Executive Officer until his retirement from that position at the end of 2005. As a former member of management, Mr. Greehey was not an independent director under the NYSE’s listing standards. As a present member of management, William R. Klesse is not an independent director under the NYSE’s listing standards.
The Board’s Audit, Compensation, and Nominating/Governance Committees are composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in the regulations of the SEC.
Independence Determinations
Under the NYSE’s listing standards, no director qualifies as independent unless the Board affirmatively determines that he or she has no material relationship with Valero. Based upon information requested from and provided by each director concerning their background, employment, and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, the Board has determined that, other than being a director and/or stockholder of Valero, each of the independent directors named above has either no relationship with Valero, either directly or as a partner, stockholder, or officer of an organization that has a relationship with Valero, or has only immaterial relationships with Valero, and is independent under the NYSE’s listing standards.
As provided for under the NYSE listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director. These standards are published in Article I of Valero’s Corporate Governance Guidelines and are available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section. Under the NYSE listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement.
A relationship falls within the guidelines adopted by the Board if it:
•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•	consists of charitable contributions by Valero to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years;

•	consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director or trustee pursuant to a matching gift program of Valero and made on terms applicable to employees and directors; or is in amounts that do not exceed $1 million per year; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.

COMMITTEES OF THE BOARD
The Board has standing Audit, Compensation, Executive, Finance, and Nominating/Governance Committees. Each committee has a written charter. The charters are available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section. The committees of the Board and the number of meetings held by each committee in 2007 are described below.
Audit Committee
The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity, and performance of our internal and external accountants and auditors, the adequacy of our financial controls, and the reliability of financial information reported to the public. Members of the Audit Committee are Ruben M. Escobedo (Chairman), Ronald K. Calgaard, Irl F. Engelhardt, and Susan Kaufman Purcell. The Audit Committee met eight times in 2007. The “Report of the Audit Committee for Fiscal Year 2007” appears below following the disclosures related to Proposal 2.
The Board has determined that Ruben M. Escobedo is an “audit committee financial expert” (as defined by the SEC), and that he is “independent” as independence for audit committee members is defined in the NYSE Listing Standards. For further information regarding Mr. Escobedo’s experience, see “Proposal No. 1 Election of Directors — Information Concerning Nominees and Other Directors.”
Compensation Committee
The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs, including certain personnel policies and policy controls, management development, management succession, and benefit programs. The Compensation Committee also approves and administers our equity compensation plans and incentive bonus plan. The Compensation Committee’s duties are described more fully in the “Compensation Discussion and Analysis” section below. The Compensation Committee has, for administrative convenience, delegated authority to Valero’s Chief Executive Officer to make non-material amendments to Valero’s benefit plans and to make limited grants of stock options and restricted stock to new hires who are not executive officers.
Members of the Compensation Committee are Bob Marbut (Chairman), W.E. “Bill” Bradford, Jerry D. Choate, and Robert A. Profusek. The Compensation Committee met seven times in 2007. The “Compensation Committee Report” for fiscal year 2007 appears below, immediately preceding “Compensation Discussion and Analysis.”
     Compensation Committee Interlocks and Insider Participation
There are no compensation committee interlocks. None of the members of the Compensation Committee listed above has served as an officer or employee of Valero or had any relationship requiring disclosure by Valero under Item 404 of the SEC’s Regulation S-K, which addresses related party transactions.
Executive Committee
The Executive Committee exercises the power and authority of the Board during intervals between meetings of the Board. With limited exceptions specified in Valero’s bylaws and under Delaware law, actions taken by the Executive Committee do not require Board ratification. Members of the Executive Committee are William R. Klesse (Chairman), Jerry D. Choate, Irl F. Engelhardt, Ruben M. Escobedo, and Bob Marbut. The Executive Committee met once in 2007.

Finance Committee
The Finance Committee reviews and monitors the investment policies and performance of our Thrift Plan and pension plans, insurance and risk management policies and programs, and finance matters and policies as needed. Members of the Finance Committee are Irl F. Engelhardt (Chairman), Ruben M. Escobedo, Bob Marbut, Donald L. Nickles, and Susan Kaufman Purcell. The Finance Committee met five times in 2007.
Nominating/Governance Committee
The Nominating/Governance Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations, and considers and recommends candidates for election to the Board. The Committee also evaluates, recommends, and monitors corporate governance guidelines, policies and procedures, including our codes of business conduct and ethics. Members of the Nominating/Governance Committee are Jerry D. Choate (Chairman), W.E. “Bill” Bradford, Ronald K. Calgaard, Donald L. Nickles, and Robert A. Profusek. The Committee met three times in 2007.
The Nominating/Governance Committee recommended W.E. “Bill” Bradford, Ronald K. Calgaard, and Irl F. Engelhardt to the Board as the director nominees for election as Class II directors at the Annual Meeting. The Committee also considered and recommended the appointment of a lead director to preside at meetings of the independent directors without management (see “Information Regarding the Board of Directors — Lead Director and Meetings of Non-Management Directors”), and recommended assignments for the committees of the Board. The full Board approved the recommendations of the Nominating/Governance Committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a lead director, and assignments for the committees of the Board.
     Selection of Director Nominees
The Nominating/Governance Committee solicits recommendations for potential Board candidates from a number of sources including members of the Board, Valero’s officers, individuals personally known to the members of the Board, and third-party research. In addition, the Committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Miscellaneous — Stockholder Nominations and Proposals.” The Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration that the Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Committee.
     Evaluation of Director Candidates
The Nominating/Governance Committee is responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and expertise in the context of the needs of the Board.

Each candidate must meet certain minimum qualifications, including:
•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•	skills and expertise complementary to those of the existing Board members; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs, or other relevant expertise.
The Nominating/Governance Committee may also consider the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board and the candidate’s ability to contribute to the collaborative culture among Board members.
Based on this initial evaluation, the Committee will determine whether to interview the candidate, and if warranted, will recommend that one or more of its members, other members of the Board, or senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the Committee ultimately determines its list of nominees and submits the list to the full Board for consideration and approval.
LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT DIRECTORS
Following the recommendation of the Nominating/Governance Committee, the Board designated W.E. “Bill” Bradford to serve as the Lead Director during 2008 for meetings of the non-management Board members outside the presence of management. Non-management Board members regularly meet outside the presence of management.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
Our Board is divided into three classes for purposes of election. Three Class II directors will be elected at the Annual Meeting to serve a three-year term that will expire at the 2011 annual meeting of stockholders. Nominees for Class II directors are W.E. “Bill” Bradford, Ronald K. Calgaard and Irl F. Engelhardt. The persons named on the proxy card intend to vote for the election of each of these nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees.
The Board recommends that stockholders vote “FOR ALL” nominees.
In accordance with Valero’s bylaws, each director to be elected under this Proposal No. 1 shall be elected by the vote of the majority of the votes cast at the Annual Meeting if a quorum is present. For purposes of this election, a “majority of the votes cast” shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. With respect to each nominee, votes “cast” shall include votes to withhold authority and shall exclude abstentions.
If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that any current nominee will be unable to serve.

INFORMATION CONCERNING NOMINEES AND OTHER DIRECTORS
The following table describes (a) each nominee for election as a director at the Annual Meeting, and (b) the other members of the Board whose terms expire in 2009 and 2010. The information provided is based partly on data furnished by the directors and partly on Valero’s records. There is no family relationship among any of the executive officers, directors or nominees for director of Valero.

	Executive Officer or	Age as of	Director
	Director Since (1)	12/31/07	Class (2)
Nominees
W.E. “Bill” Bradford, Director	2001	72	II
Ronald K. Calgaard, Director	1996	70	II
Irl F. Engelhardt, Director	2006	61	II

Other Directors
Ruben M. Escobedo, Director	1994	70	I
Bob Marbut, Director	2001	72	I
Robert A. Profusek, Director	2005	57	I
Jerry D. Choate, Director	1999	69	III
William R. Klesse, Chairman of the Board, Chief Executive Officer, and President	2001	61	III
Donald L. Nickles, Director	2005	59	III
Susan Kaufman Purcell, Director	1994	65	III
Footnotes:

(1)	Dates reported include service on the Board of Directors of Valero’s former parent company prior to Valero’s separation from that company in 1997.

(2)	If elected, the terms of office of the Class II directors will expire at the 2011 Annual Meeting. The terms of office of the Class I directors will expire at the 2010 Annual Meeting, and the terms of office of the Class III directors will expire at the 2009 Annual Meeting.
Class II Nominees
     Mr. Bradford is the retired Chairman of Halliburton Company, a services and construction company. Prior to its 1998 merger with Halliburton, he was Chairman and Chief Executive Officer of Dresser Industries, Inc., where he had been employed in various capacities since 1963. Mr. Bradford served as a director of Ultramar Diamond Shamrock Corporation (“UDS”) or its predecessors since 1992, and has served as a director of Valero since Valero’s acquisition of UDS in 2001.
     Dr. Calgaard is Chairman of the Ray Ellison Grandchildren Trust in San Antonio, Texas. He was formerly Chairman and Chief Executive Officer of Austin Calvert & Flavin Inc., a San Antonio-based investment management firm, from 2000 to February 2006. Dr. Calgaard served as President of Trinity University, San Antonio, Texas, from 1979 until his retirement in 1999. He is also a director of The Trust Company, N.A. and served as its Chairman from June 1999 until January 2000. Dr. Calgaard has served as a director of Valero or its former parent company since 1996.
     Mr. Engelhardt is Chairman of the Board of Directors and Executive Advisor of Patriot Coal Corporation. Mr. Engelhardt served as Chairman and Chief Executive Officer of Peabody Energy Corporation from 1990 to December 2005 and its Chairman of the Board of Directors from 2006 to October 2007. He served as Co-Chief Executive Officer of The Energy Group from 1997 to 1998, Chairman of Suburban Propane Company from 1995 to 1996, Chairman of Cornerstone Construction and

Materials from 1994 to 1995 and Director and Group Vice President of Hanson Industries from 1995 to 1996. Mr. Engelhardt is also a director of The Williams Companies, Inc., Chairman of The Federal Reserve Bank of St. Louis, and General Manager of White Walnut Farms LLC. He has served as a director of Valero since 2006.
Other Directors
     Mr. Choate retired from Allstate Corporation, an insurance company, at the end of 1998 where he had served as Chairman of the Board and Chief Executive Officer since January 1, 1995. Mr. Choate also serves as a director of Amgen, Inc. and Van Kampen Mutual Funds. He has served as a director of Valero since 1999.
     Mr. Escobedo is a Certified Public Accountant. He owned and operated his public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977 through 2007. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc. He has served as a director of Valero or its former parent company since 1994.
     Mr. Klesse is Valero’s Chairman of the Board, Chief Executive Officer, and President. He was elected Chairman of the Board on January 18, 2007, and was elected President on January 17, 2008. He previously served as Valero’s Chief Executive Officer and Vice Chairman of the Board since the end of 2005. He served as Valero’s Executive Vice President and Chief Operating Officer from 2003 through 2005, and as Executive Vice President-Refining and Commercial Operations since Valero’s acquisition of UDS in 2001.
     Mr. Marbut is Chairman and Co-Chief Executive Officer of Argyle Security, Inc., a provider of physical electronic security solutions, a company he co-founded in 2005 as Argyle Security Acquisition Corporation. Also, since 2004, he has served as Executive Chairman of Electronics Line 3000, Ltd, a provider of wireless security with remote management solutions. He is a director of Tupperware Brands Corporation and Hearst-Argyle Television, Inc. Mr. Marbut was previously founder and Chief Executive Officer of SecTecGLOBAL, Inc. (now a subsidiary of Electronics Line 3000 Ltd) from 2002 through 2006. He served as a director of UDS since 1990, and has served as a director of Valero since Valero’s acquisition of UDS in 2001.
     Senator Nickles retired in January 2005 as U.S. Senator from Oklahoma after serving in the U.S. Senate for 24 years. He had also served in the Oklahoma State Senate for two years. During his tenure as a U.S. Senator, he was Assistant Republican Leader for six years, Chairman of the Republican Senatorial Committee, and Chairman of the Republican Policy Committee. He served as Chairman of the Budget Committee, and as a member of the Finance and Energy and Natural Resources Committees. In 2005, he formed and is the Chairman and Chief Executive Officer of The Nickles Group, a Washington-based consulting and business venture firm. Senator Nickles also serves on the Board of Directors of Chesapeake Energy Corporation; Fortress International Group, Inc.; and Washington Mutual Investors Fund. He has served as a director of Valero since 2005.
     Mr. Profusek is a partner of and heads the mergers and acquisitions department of the Jones Day law firm. His law practice focuses on mergers, acquisitions, takeovers, restructurings, and corporate governance matters, including compensation. Mr. Profusek is also a director of CTS Corporation. He has served as a director of Valero since 2005.

     Dr. Purcell is Director of the Center for Hemispheric Policy at the University of Miami. The Center examines political, economic, financial, trade and security issues in Latin America, as well as U.S. — Latin America relations. Dr. Purcell previously served as Vice President of the Council of the Americas, a non-profit business organization of Fortune 500 companies with investments in Latin America, and of the Americas Society, a non-profit educational institution, both in New York City. Dr. Purcell has been a director of Valero or its former parent company since 1994.
For information regarding the nominees’ holdings of Common Stock, compensation, and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Compensation Discussion and Analysis,” “Executive Compensation,” and “Certain Relationships and Related Transactions.”
BENEFICIAL OWNERSHIP OF VALERO SECURITIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table presents information regarding each person, or group of affiliated persons, we know to be a beneficial owner of more than five percent of our Common Stock as of the record date. The information is based solely upon reports filed by such persons with the SEC.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership	Percent of Class (1)

FMR LLC	82,154,326 (2)	15.44%
82 Devonshire Street Boston, Massachusetts 02109

(1)	The reported percentages are based on 532,138,180 shares of Common Stock outstanding on the record date.

(2)	FMR LLC filed with the SEC an amended Schedule 13G on February 14, 2008 reporting that it or certain of its affiliates beneficially owned in the aggregate 82,154,326 shares, that it had sole voting power with respect to 4,654,834 shares and sole dispositive power with respect to 82,154,326 shares.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table presents information as of February 1, 2008 regarding Common Stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of Valero as a group. No executive officer, director, or nominee for director owns any class of equity securities of Valero other than Common Stock. None of the shares listed below are pledged as security. The address for each person is One Valero Way, San Antonio, Texas 78249.

		Shares Under		Percent
Name of Beneficial Owner	Shares Held (1)	Options (2)	Total Shares	of Class

W.E. “Bill” Bradford	52,339	49,000	101,339	*
Ronald K. Calgaard	23,576	13,000	36,576	*
Jerry D. Choate	16,661	57,000	73,661	*
Michael S. Ciskowski	264,380	54,240	318,620	0.06%
S. Eugene Edwards	36,149	0	36,149	0.01%
Irl F. Engelhardt	5,186	3,334	8,520	*
Ruben M. Escobedo	23,309	0	23,309	*
Joseph W. Gorder	62,019	24,418	86,437	0.02%
Gregory C. King	321,325	168,750	490,075	0.09%
William R. Klesse	636,863	766,896	1,403,759	0.26%
Bob Marbut	61,363	82,184	143,547	*
Richard J. Marcogliese	92,849	225,670	318,519	0.06%
Donald L. Nickles	4,852	11,000	15,852	*
Robert A. Profusek	5,039	7,667	12,706	*
Susan Kaufman Purcell	9,225	37,000	46,225	*
Directors and executive officers as a group (15 persons)	1,615,135	1,500,159	3,115,294	*

*	Indicates that the percentage of beneficial ownership of the directors, nominees, and by all directors and executive officers as a group does not exceed 1% of the class.

(1)	Includes shares allocated under the Thrift Plan through January 31, 2008 and shares of restricted stock. Restricted stock may not be disposed of until vested. This column does not include shares that could be acquired under options, which are reported in the column captioned “Shares Under Options.”

(2)	Represents shares of Common Stock that may be acquired under outstanding stock options currently exercisable and that are exercisable within 60 days from February 1, 2008. Shares subject to options may not be voted unless the options are exercised. Options that may become exercisable within such 60-day period only in the event of a change of control of Valero are excluded.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors, and greater than 10% stockholders to file with the SEC certain reports of ownership and changes in ownership of our Common Stock. Based on a review of the copies of such forms received and written representations from certain reporting persons, we believe that during the year ended December 31, 2007, all Section 16(a) reports applicable to our executive officers, directors and greater than 10% stockholders were timely filed, except for a Form 5 for William R. Klesse, Chairman of the Board, Chief Executive Officer and President, involving a charitable donation of 20,000 shares that was made in 2005 (the transaction was reported on a Form 5 filed in June 2007).

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:
Bob Marbut, Chairman
W.E. “Bill” Bradford
Jerry D. Choate
Robert A. Profusek
COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW
Our philosophy for compensating our “named executive officers” (as defined below) is based on the belief that a significant portion of executive compensation should be incentive-based and determined by both company and individual performance. Our executive compensation programs are designed to accomplish the following long-term objectives:
•	to produce long-term, positive results for our stockholders;

•	to build stockholder wealth while practicing good corporate governance;

•	to align executive incentive compensation with Valero’s short- and long-term performance results, with discrete measurements of such performance; and

•	to provide market-competitive compensation and benefits to enable us to recruit, retain, and motivate the executive talent necessary to be successful.
Compensation for our named executive officers includes base salary, an annual incentive bonus opportunity, and long-term, equity-based incentives. Our named executive officers also participate in benefit plans generally available to our other employees.
Named Executive Officers. Throughout this proxy statement, in accordance with SEC rules, the individuals serving as our principal executive officer (Chief Executive Officer) and our principal financial officer (Chief Financial Officer) during the last completed fiscal year (i.e., William R. Klesse and Michael S. Ciskowski, respectively), our three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year (i.e., Richard J. Marcogliese, Joseph W. Gorder, and S. Eugene Edwards), and one additional individual who would have been one of our three most highly compensated executive officers but for the fact that he was not serving as an executive officer on December 31, 2007 (i.e., Gregory C. King) are referred to collectively as the “named executive officers.”

ADMINISTRATION OF EXECUTIVE COMPENSATION PROGRAMS
Our executive compensation programs are administered by our Board’s Compensation Committee. The Compensation Committee is composed of four independent directors who are not participants in our executive compensation programs. Policies adopted by the Compensation Committee are implemented by our compensation and benefits staff. The Compensation Committee has retained Towers Perrin as an independent compensation consultant with respect to executive compensation matters. In its role as an advisor to the Compensation Committee, Towers Perrin is retained directly by the Committee, which has the authority to select, retain, and/or terminate its relationship with the consulting firm in its sole discretion. The duties and responsibilities of the Compensation Committee are further described in this proxy statement under the caption “Information Regarding the Board of Directors — Committees of the Board — Compensation Committee.”
Selection of Comparator Group and Other Benchmarking Data
When determining executive compensation, the Compensation Committee relies on several sources of compensation data in assessing benchmark rates of base salary, annual incentive compensation, and long-term compensation. The Towers Perrin Compensation Data Bank (consisting of over 800 companies in both petroleum and general industry) and the Compensation Comparator Group (further described below), a subset of the Towers Perrin Compensation Data Bank, are used as references in benchmarking base salaries for our named executive officers. These are sometimes referred to as “compensation survey data” or “competitive survey data” throughout this proxy statement.
     Compensation Comparator Group
The Compensation Comparator Group consists of compensation information and analyses of Towers Perrin that includes compensation practices and available data for the following 13 companies that significantly participate in the domestic oil refining and marketing industry:

BP PLC Chevron Corporation CITGO Petroleum Corporation ConocoPhillips Exxon Mobil Corporation Hess Corporation Koch Industries, Inc.	Marathon Oil Corporation Murphy Oil Corporation Occidental Petroleum Corporation Shell Oil Company (USA) Sunoco, Inc. Tesoro Corporation
The Compensation Comparator Group is also used as a reference in benchmarking annual incentive bonus targets and long-term incentive targets for our named executive officers. Selection of the Compensation Comparator Group reflects consideration of each company’s relative revenues, asset base, employee population and capitalization, and the scope of managerial responsibility and reporting relationships for the positions under consideration.
     Peer Group
For other measurement purposes, we also use a Peer Group composed of the following 10 companies:

Chevron Corporation ConocoPhillips Exxon Mobil Corporation Frontier Oil Corporation Hess Corporation	Marathon Oil Corporation Murphy Oil Corporation Occidental Petroleum Corporation Sunoco, Inc. Tesoro Corporation

The Peer Group is used in measuring our return-on-investment metric for purposes of calculating annual incentive bonuses. In addition, the Peer Group is used in determining the percentage of common shares that may be issued upon the vesting of performance shares based upon our total stockholder return relative to the Peer Group. The Peer Group also represents the group of companies that we use for purposes of the “Performance Graph” disclosed in Part II, Item 5 of our Form 10-K for the year ended December 31, 2007. The Peer Group is not used in benchmarking base salaries, bonus targets, or long-term incentive targets.
          Use of Benchmarking Data
Recommendations for base salary, bonuses, and other compensation arrangements are developed under the supervision of the Compensation Committee by our compensation and benefits staff using the foregoing information and analyses and with assistance from Towers Perrin. Use of the compensation survey data is consistent with our philosophy of providing executive compensation and benefits that are competitive with those of companies competing with us for executive talent. In addition, the use of competitive compensation survey data and analyses assists the Compensation Committee in gauging our pay levels and targets relative to companies in our Compensation Comparator Group, the domestic oil refining and marketing industry, and general industry.
In addition to benchmarking competitive pay levels to establish compensation levels and targets, we also consider the relative importance of a particular management position in comparison to other management positions in the organization. In this regard, when setting the compensation level and target for a particular position, we evaluate that position’s scope and nature of responsibilities, size of business unit, complexity of duties and responsibilities, as well as that position’s relationship to managerial authorities throughout the management ranks of Valero.
Process and Timing of Compensation Decisions
The Compensation Committee reviews and approves all compensation targets and payments for the named executive officers. The Chief Executive Officer evaluates the performance of the other named executive officers and develops individual recommendations based upon the competitive survey data. Both the Chief Executive Officer and the Committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to the Company. The compensation for the Chief Executive Officer is reviewed and approved by the Compensation Committee and by the Board, based on the competitive survey data, and discretionary adjustments may be made based upon their independent evaluation of the Chief Executive Officer’s performance and contributions. In addition, the charter of the Compensation Committee requires the independent directors of the Board to review and approve all compensation for the Chief Executive Officer.
The Compensation Committee establishes the target levels of annual incentive and long-term incentive compensation for the current fiscal year based upon its review of competitive market data provided by the Committee’s consultant. The Compensation Committee also reviews competitive market data for annual salary rates for executive officer positions for the next fiscal year and recommends new salary rates to become effective the next fiscal year. The Compensation Committee may, however, review salaries or grant long-term incentive awards at other times during the year because of new appointments or promotions during the year.

The following summarizes the approximate timing of some of our more significant compensation events:
     First Quarter:
•	establish financial performance objectives for annual incentive bonus

•	determine annual incentive bonus for preceding fiscal year

•	review and certify financial performance for performance shares granted in prior years
     Third Quarter:
•	establish target levels of annual incentive and long-term incentive compensation for executive officers for the current fiscal year
     Fourth Quarter:
•	consider base salaries for executive officers for next fiscal year

•	consider long-term incentive compensation awards for executive officers for current fiscal year
ELEMENTS OF EXECUTIVE COMPENSATION
General
Our executive compensation programs consist of the following material elements:
•	base salaries;

•	annual incentive bonuses;

•	long-term equity-based incentives, including:
•	performance shares;

•	stock options; and

•	restricted stock; and
•	medical and other insurance benefits, retirement benefits, and other perquisites.
We chose these elements in order to remain competitive in attracting and retaining executive talent and to provide strong performance incentives that provide the potential for both current and long-term payouts. We use base salary as the foundation for our executive compensation program. Base salary is designed to provide a fixed level of competitive pay that reflects the executive officer’s primary duties and responsibilities as well as a foundation upon which incentive opportunities and benefit levels are established. Our annual incentive bonuses are designed to focus our executive officers on Valero’s attainment of key financial performance measures (i.e., return-on-investment, earnings per share, and total stockholder return) to generate profitable annual operations and sustaining results. Our long-term equity incentive awards are designed to tie the executive officer’s financial reward opportunities with the rewards to stockholders as measured by long-term stock price performance and payment of regular dividends, and increasing our stockholders’ return-on-investment. Throughout this proxy statement, we use the term “Total Direct Compensation” to refer to the sum of an executive officer’s base salary, incentive bonus, and long-term incentive awards for a particular fiscal year.
Our Compensation Committee’s general philosophy for 2007 was to target base salary compensation for our named executive officers at or near the 50th percentile of competitive survey data. Base salaries are benchmarked on the 50th percentile of competitive survey data using regression analysis based on company size as measured by annual revenues. In 2007, for base salaries, actual compensation for each of our named executive officers was lower than the 50th percentile benchmark. The 50th percentile has been established as a desired target for our executives’ base salaries, and through the past several years the Company has been working toward that target. Significant changes in the structure and size of Valero from 2000 to the present, including significant mergers in 2001 and 2005, have resulted in changing landscapes of competitive compensation and benchmarks from year to year. In July 2007, the independent members of our Board initiated an assessment of our Chief Executive Officer’s salary and, in so doing, used the most recent salary data available at that time (i.e., 2006 competitive survey data). Our Chief Executive Officer’s base salary was set at $1,500,000 in July 2007, which remained below the 50th percentile benchmark when measured against 2006 competitive survey data.
We established annual incentive bonus and long-term incentive target opportunities (expressed as a percentage of base salary) for each executive position based upon the 65th percentile benchmark of the Compensation Comparator Group for the annual incentive bonus, and the 50th percentile benchmark of the Compensation Comparator Group for long-term incentives. In 2007, actual incentive bonuses were paid above the 65th percentile benchmark target. As described under the caption “Annual Incentive Bonus — Company Financial Performance Objectives,” Valero’s performance for 2007 resulted in a bonus payout of 200% of target. In 2007, actual long-term incentive awards either matched or were within 0.5% of the 50th percentile target.
Relative Size of Major Compensation Elements
In setting executive compensation, the Compensation Committee considers the aggregate amount of compensation payable to an executive officer and the form of the compensation. The Committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of company and personal objectives and long-term incentives that align the interests of our executive officers with those of our stockholders. The size of each element is based on the assessment of competitive market practices as well as company and individual performance. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of our stockholders.
An executive’s compensation typically increases in relation to his or her responsibilities within Valero, with the level of compensation for more senior executive officers being higher than that for less senior executive officers. For example, the base salary and overall compensation for our President in 2007 was higher than that of the other named executive officers (except for our Chief Executive Officer) because the Compensation Committee believed that this compensation appropriately reflected the duties and scope of responsibility assigned to that position as compared to the duties and responsibilities of the other officer positions. The determination of Mr. King’s compensation in light of these duties and responsibilities was otherwise commensurate with the determination process for other named executive officers.
We evaluate the total compensation opportunity offered to each executive officer at least once annually and have conducted compensation assessments on several occasions during the course of the year. In this regard, the Compensation Committee analyzes total compensation from a market competitive perspective, and then evaluates each component relative to its market reference. Because we place such a large amount of our total executive compensation opportunity at risk in the form of variable pay (annual and long-term incentives), the Committee generally does not adjust current compensation based upon realized gains or losses from prior incentive awards, prior compensation, or current stock holdings. For example, we will not reduce the size of a target long-term incentive grant in a particular year solely because Valero’s stock price performed well during the immediately preceding years. The Compensation Committee believes that any such adjustments would be sending an inappropriate signal to management that current compensation may be penalized as a result of prior success.

The following table summarizes the relative size of base salary and target incentive compensation for 2007 for each of our named executive officers:

	Percentage of Total Direct Compensation
		Annual
Name	Base Salary	Incentive Bonus	Long-Term Incentives
William R. Klesse	14%	18%	68%
Michael S. Ciskowski	23%	18%	59%
Richard J. Marcogliese	16%	19%	65%
Joseph W. Gorder	23%	18%	59%
S. Eugene Edwards	23%	18%	59%
Gregory C. King	16%	19%	65%
Individual Performance and Personal Objectives
The Compensation Committee evaluates the individual performance and performance objectives for the Chief Executive Officer and our other named executive officers. Compensation for our Chief Executive Officer is reviewed and approved by the Compensation Committee and the Board’s independent directors. For officers other than the Chief Executive Officer, individual performance is evaluated by the Compensation Committee with the recommendations of the Chief Executive Officer. Individual performance and objectives are specific to each officer position and may relate to the following matters, among others:
•	personal growth and development;

•	acquisitions or divestitures; and

•	any other business priority.
Assessment of individual performance may include objective criteria, but it is largely subjective. Generally, we do not use prescribed targets or other quantitative criteria — such as an executive’s business unit achieving a certain percentage of sales or growth — to measure individual performance. Rather, we use specific quantitative metrics (e.g., return-on-investment, earnings per share, and total stockholder return) to calculate Valero’s performance for purposes of the annual incentive bonus. The criteria used to measure an individual’s performance may include assessment of objective criteria (e.g., execution of projects within budget parameters, improving an operating unit’s profitability, or timely completing an acquisition or divestiture) as well as more qualitative factors such as the executive officer’s ability to lead, ability to communicate, and successful adherence to Valero’s stated core values (i.e., commitment to environment and safety, acting with integrity, showing work commitment, communicating effectively, and respecting others). There are no specific weights assigned to these various elements of individual performance.
This evaluation is used to supplement our objective compensation criteria and adjustments to an executive officer’s recommended compensation may be made as a result. For example, if an officer’s indicated bonus were calculated to be $200,000, the individual performance evaluation by the Chief Executive Officer might result in a reduction of that officer’s bonus to $180,000 or an increase to $220,000.
Base Salaries
Base salaries for each executive officer position are determined using data from the Towers Perrin Compensation Data Bank and the Compensation Comparator Group for positions with similar duties and levels of responsibility. Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of Valero. Salaries are also periodically adjusted to remain competitive with entities within the compensation survey data.

In 2007, the base salaries of our named executive officers were adjusted to the following levels:

Name	Base Salary 12/31/2006	Base Salary 12/31/2007
William R. Klesse	$900,000	$1,500,000
Michael S. Ciskowski	$465,000	$580,000
Richard J. Marcogliese	$415,000	$555,000
Joseph W. Gorder	$330,000	$423,000
S. Eugene Edwards	$370,000	$410,000
Gregory C. King	$707,000	$905,000
The base salaries for our Chief Executive Officer and other executive officers are approved by the Compensation Committee taking into consideration compensation survey data. In addition, the Compensation Committee considers the recommendations of the Chief Executive Officer with regard to officers other than the Chief Executive Officer. The base salary and all other compensation of the Chief Executive Officer is reviewed and approved by the independent directors of the Board.
The base salaries of our named executive officers were increased for fiscal year 2007 to remain competitive in our market. Effective January 1, 2008, the annual base salaries of Richard J. Marcogliese, Michael S. Ciskowski, and Joseph W. Gorder were increased to $855,000, $700,000, and $445,000, respectively, in recognition of competitive survey data, promotions, and/or the assumption of additional duties and responsibilities.
Annual Incentive Bonus
Our named executive officers can earn annual incentive bonuses based on the following three factors:
•	the position of the named executive officer, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus based on the Compensation Comparator Group at the 65th percentile benchmark, with the targets ranging from a low of 75% of base salary to 130% of base salary for our Chief Executive Officer;

•	Valero’s realization of quantitative financial performance goals for the year, which are approved by the Compensation Committee during the first quarter of the year; and

•	a qualitative evaluation of the individual’s performance.
The following table shows the percentage of each named executive officer’s annual base salary that represents his annual bonus target for the fiscal year ended December 31, 2007, before discretionary adjustments, as discussed below:

Annual Incentive Bonus Target
Name	as a Percentage of Base Salary
William R. Klesse	130%
Michael S. Ciskowski	75%
Richard J. Marcogliese	120%
Joseph W. Gorder	75%
S. Eugene Edwards	75%
Gregory C. King	120%
     Company Financial Performance Objectives
The dollar amount of a named executive officer’s annual incentive bonus is determined by first multiplying the executive officer’s bonus target percentage by his base salary (e.g., for Mr. Klesse, 130% times $1,500,000 results in an annual incentive bonus target of $1,950,000). Then, the performance of Valero for the applicable year is assessed using the following quantitative performance metrics, which are measured against target levels for each as pre-established by the Compensation Committee:
•	Valero’s earnings per share, or “EPS,” compared to the target, threshold, and maximum EPS performance levels approved at the start of the plan year by the Compensation Committee;

•	Valero’s total stockholder return, or “TSR,” compared to the target, threshold, and maximum TSR performance levels approved at the start of the plan year by the Compensation Committee (TSR measures the growth in the daily average closing price per share of our Common Stock during the month of November, including the reinvestment of dividends, compared with the daily average closing price of our Common Stock during the corresponding period in the prior year); and

•	Valero’s return-on-investment, or “ROI,” compared to the target, threshold, and maximum ROI performance levels, approved at the start of the plan year by the Compensation Committee, for our Peer Group for the 12-month period ended September 30, 2007.
The sum of the three calculations (each metric is weighted equally as one-third of the total) yields a total performance score that is then applied to the executive officer’s bonus target to determine his annual incentive bonus award for the year. The performance score can range from 0% of target to as high as 200% of the target. (To continue the foregoing example, if Valero’s performance yielded a 140% performance score, then Mr. Klesse’s annual incentive target of $1,950,000 would be multiplied by 140% to yield an actual annual incentive bonus of $2,730,000.) In addition, under the bonus plan the Compensation Committee can adjust the total performance score by 0% to as much as 25% in either a positive or negative direction based upon its judgment of Valero’s and an executive officer’s performance during the year. In any year, the Committee retains the authority ultimately to determine whether any annual incentive award will be paid to an executive officer for his or her performance.
We believe that these financial performance metrics appropriately reflect our business planning process and corporate financial theory regarding financial performance measurement. We believe that annual incentive bonus plans should measure both the quantity of earnings as well as the quality of earnings, while maintaining an appropriate focus on increasing returns to stockholders. The quantity of earnings is typically measured by some amount of earnings performance, such as earnings per share or net income from operations. The quality of earnings is typically measured by some determination of return-on-investment, such as return-on-investment or return on capital employed, allowing consideration of management’s ability to generate a reasonable rate of return on the capital investment in the business. Our current incentive bonus plan considers these financial principles in its overall design.
For the EPS and TSR performance measures, the target percentage of base salary is subject to adjustment, upward or downward, based upon whether our EPS and TSR exceed or fall short of the target EPS and TSR, respectively. For the ROI financial performance measure, the target percentage of base salary is subject to adjustment, upward or downward, depending upon whether our ROI exceeds, or falls short of, the ROI 50th percentile ranking for our Peer Group.
For the 2007 annual incentive bonus program, the Compensation Committee established the following company performance metrics as the target metrics: EPS of $5.79, TSR of 7.50%, and ROI at the 50th percentile of our Peer Group ranking. For 2007, our performance was above the maximum payout levels for EPS and TSR, and ROI was at approximately the 79th percentile of our Peer Group ranking. Accordingly, the three financial metrics generated a bonus performance score of 190.77% of the target bonus amounts.
Considering Valero’s accomplishments during 2007, which included a quarterly dividend increase of 50% to $0.12 per common share, an increase in Valero’s share repurchase program from $2 billion to approximately $6 billion, the successful completion of the sale of our Lima Refinery, and Valero’s achievements in safety, the Compensation Committee used its discretion to adjust the bonus performance score upward by a factor of 4.84% to 200%. As requested by Mr. Klesse, the Board determined that the bonus of the Chief Executive Officer would be paid at the company performance score of 190.77% rather than the discretionary adjusted amount of 200%.
The following table provides a summary of how the 2007 annual incentive bonus amounts paid to our named executive officers were calculated:

	Klesse	Ciskowski	Marcogliese	Gorder	Edwards	King
Base salary (1)	$1,500,000	$580,000	$555,000	$423,000	$410,000	$905,000
Bonus target percentage (2)	130%	75%	120%	75%	75%	120%
Bonus target amount $ (3)	$1,950,000	$435,000	$666,000	$317,250	$307,500	$1,086,000
Bonus performance score (4)	190.77%	190.77%	190.77%	190.77%	190.77%	190.77%
Bonus amount before discretionary adjustment (5)	$3,720,015	$829,850	$1,270,528	$605,218	$586,618	$2,071,762
Discretionary adjustment (6)	0%	4.84%	4.84%	4.84%	4.84%	4.84%
Discretion adjusted bonus calculation (7)	$3,720,015	$870,015	$1,332,022	$634,511	$615,010	$2,172,035
Actual bonus amount paid (8)	$3,720,015	$870,000	$1,332,000	$634,500	$615,000	$2,172,000
Footnotes:

(1)	As described in “Compensation Discussion and Analysis — Elements of Executive Compensation — Base Salaries.”

(2)	As described in “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Bonus.”

(3)	Determined by multiplying “base salary” times “bonus target percentage.”

(4)	Determined by adding the scores from Valero’s performance metrics (i.e., EPS, TSR and ROI). Each metric is weighted equally as one-third of the total. Valero’s total performance score can range from 0% to 200%. For 2007, the unadjusted bonus performance score was 190.77%

(5)	Determined by multiplying “bonus target amount $” by 1.9077 (“bonus performance score”).

(6)	As described in the narrative above, the Compensation Committee used its discretion to adjust the amount of the bonus payment upward by a factor of 4.84%. As disclosed above, Mr. Klesse requested to forego the discretionary adjustment amount.

(7)	Determined by multiplying “bonus amount before discretionary adjustment” by 1.0484, except for Mr. Klesse.

(8)	As disclosed in the Summary Compensation Table. The “actual bonus amount paid” reflects rounding adjustments, and in certain years (but not in 2007) can reflect other adjustments to the “discretion adjusted bonus calculation” amount based upon the exercise of discretion of the Chief Executive Officer and the Compensation Committee as described above in “Compensation Discussion and Analysis — Elements of Executive Compensation — Individual Performance and Personal Objectives.”
Long-Term Incentive Awards
We provide stock-based, long-term compensation for executive officers through our stockholder-approved equity plans. The plans provide for a variety of stock and stock-based awards, including performance shares that vest (become nonforfeitable) upon Valero’s achievement of an objective performance goal, as well as stock options and restricted stock, each of which vest over a period determined by the Compensation Committee. The Committee does not time the grants of long-term incentive awards around Valero’s release of undisclosed material information.

For each eligible executive, a target amount of long-term incentives is established based on the 50th percentile of the Compensation Comparator Group and is expressed as a percentage of base salary. Under the design of the long-term incentive program, awards consist of an allocation of performance shares, stock options, and restricted stock. The allocation of awards provides 30% of long-term incentives in the form of performance shares, 35% in the form of stock options, and 35% in the form of restricted stock, and is based on Valero’s determination to provide an appropriate balance of long-term incentives. The targeted award may then be adjusted based upon the Compensation Committee’s evaluation of the executive officer’s individual performance, which (for executive officers other than the Chief Executive Officer) takes into consideration the recommendation of the Chief Executive Officer. See “Compensation Discussion and Analysis — Elements of Executive Compensation — Individual Performance and Personal Objectives.” As with the annual incentive bonus, the Compensation Committee retains discretion to determine whether any award should be made.
The following table shows the percentages of each named executive officer’s base salary and Total Direct Compensation that represent his long-term compensation target for the fiscal year ended December 31, 2007:

	Long-Term Incentive Awards	Long-Term Incentive Awards
	Target as a Percentage of	Target as a Percentage of Total
Name	Base Salary	Direct Compensation
William R. Klesse	485%	68%
Michael S. Ciskowski	250%	59%
Richard J. Marcogliese	400%	65%
Joseph W. Gorder	250%	59%
S. Eugene Edwards	250%	59%
Gregory C. King	400%	65%
          Performance Shares
Performance shares comprise 30% of each named executive officer’s long-term incentive target. The Compensation Committee currently expects to award performance shares annually. Performance shares are earned (vest) only upon Valero’s achievement of an objective performance measure, namely total stockholder return. The Compensation Committee believes this type of incentive award strengthens the tie between the named executive officer’s pay and our financial performance. Because performance share awards are intended to provide an incentive for future performance, determinations of individual awards are not based upon our past performance.
Each award is subject to vesting in three annual increments, based upon our TSR during rolling three-year periods that end on December 31 of each year following the date of grant. At the end of each performance period, our TSR for the prior three years is compared to that of our Peer Group and ranked by quartile. Executive officers then earn 0%, 50%, 100% or 150% of that portion of the initial grant amount that is vesting, depending upon whether our TSR is in the last, 3rd, 2nd or 1st quartile, respectively, and they earn 200% if we rank highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile performance ranking for that subsequent period. For the performance period ended December 31, 2007, Valero’s performance ranked fourth in the group, placing us in the second quartile, and resulting in the vesting of eligible shares at the 100% level.

The performance share component of our executive officers’ 2007 long-term incentive packages was awarded in October 2007. The following table shows the percentages of each named executive officer’s base salary and Total Direct Compensation that represent his performance shares target for the fiscal year ended December 31, 2007.

	Performance Shares Target	Performance Shares Award
	as a Percentage of Base	Target as a Percentage of
Name	Salary	Total Direct Compensation
William R. Klesse	145%	20%
Michael S. Ciskowski	74%	17%
Richard J. Marcogliese	120%	19%
Joseph W. Gorder	74%	17%
S. Eugene Edwards	74%	17%
Gregory C. King	120%	19%
          Stock Options and Restricted Stock
In 2003, the Compensation Committee revised its policy regarding our use of stock options as a component of long-term incentive compensation, and this revised policy continued through 2007. The Compensation Committee determined to reduce the use of stock options by approximately one-third in the overall mix of our executive officers’ long-term incentive compensation in anticipation of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“SFAS 123R”), which requires companies to expense the costs of equity awards over the period in which an employee is required to provide service in exchange for the awards, and in view of the portion of previously granted stock options that remained unexercised. The Committee replaced that portion of compensation with a number of shares of restricted stock of approximately equal value.
Stock options comprise 35% of each executive officer’s total long-term incentive target, and shares of restricted stock comprise an additional 35% of each officer’s total long-term incentive target. The Compensation Committee presently expects to make awards of options and restricted stock annually. To further emphasize longer-term company performance and to reduce compensation expense, the Compensation Committee has determined that awards of restricted stock and stock options will vest in equal annual installments over a period of five years. Options awarded in 2007 have seven-year terms.
Grants and vesting of stock options and restricted stock are not contingent upon the achievement of any specified performance targets. However, because the exercise price of options cannot be less than 100% of the fair market value of our Common Stock on the date of grant, options will provide a benefit to the executive only to the extent that there is appreciation in the market price of our Common Stock. Options and restricted stock are subject to forfeiture if an executive terminates employment prior to vesting.
The Compensation Committee considers and grants stock options and restricted stock to our executive officers and other employees annually, typically during the third or fourth quarter. The Committee may also grant stock options or restricted stock to new executive officers and employees when they are hired. During periods between meetings of the Compensation Committee, as an administrative convenience, the Chief Executive Officer has limited authority to make awards to employees other than executive officers when they are hired.
The exercise price for stock options is the mean of the highest and lowest sales prices per share of our Common Stock as reported on the NYSE on the grant date. All awards of options described in the Summary Compensation Table and Grants of Plan-Based Awards Table of this proxy statement were reviewed and approved by the Compensation Committee. All of the stock options have a grant date that is equal to or after the date on which the options were approved the Compensation Committee, except for grants to our Chief

Executive Officer, which have a grant date that is equal to or after the date on which our independent directors approve grants recommended by the Compensation Committee, and grants to new-hires which have a grant date equal to the date on which the new employee commences employment with Valero.
The stock option and restricted stock components of our executive officers’ 2007 long-term incentive packages were awarded in October 2007. The following table shows the percentages of each named executive officer’s base salary and Total Direct Compensation that represent his stock option and restricted stock targets for the fiscal year ended December 31, 2007.

		Stock Option		Restricted Stock
		Target as a	Restricted Stock	Target as
	Stock Option	Percentage of	Target as a	Percentage of
	Target as a Percentage of	Total Direct	Percentage of Base	Total Direct
Name	Base Salary	Compensation	Salary	Compensation
William R. Klesse	170%	24%	170%	24%
Michael S. Ciskowski	88%	21%	88%	21%
Richard J. Marcogliese	140%	23%	140%	23%
Joseph W. Gorder	88%	21%	88%	21%
S. Eugene Edwards	88%	21%	88%	21%
Gregory C. King	140%	23%	140%	23%
Perquisites and Other Benefits
          Perquisites
We provide certain perquisites to our named executive officers. They are eligible to receive reimbursement for club dues, personal excess liability insurance, federal income tax preparation, life insurance policy premiums with respect to cash value life insurance, annual health examination, residential alarm monitoring, residential internet service with access to Valero’s information services portal, and tickets to sporting and other entertainment events. We do not provide executive officers with automobiles or automobile allowances or supplemental executive medical benefits or coverage. In addition, we generally do not allow executive officers to use company aircraft for personal use, such as travel to and from vacation destinations. However, spouses (or other family members) occasionally accompany executive officers when executive officers are traveling on company aircraft for business purposes, such as attending an industry business conference at which spouses are invited and expected to attend.
          Other Benefits
We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other employees, including our Thrift Plan and insurance and supplemental plans chosen and paid for by employees who desire additional coverage.
Executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below under “Compensation Discussion and Analysis — Elements of Executive Compensation — Post-Employment Benefits.”

Post-Employment Benefits
          Pension Plans
We maintain a noncontributory defined benefit Pension Plan in which most of our employees, including our named executive officers, are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also maintain a noncontributory, non-qualified Excess Pension Plan and a non-qualified Supplemental Executive Retirement Plan, or “SERP,” which provide supplemental pension benefits to certain highly compensated employees, and under which our named executive officers are participants. The Excess Pension Plan and the SERP provide eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limits on (i) annual compensation that can be taken into account under qualified plans, or (ii) annual benefits that can be provided under qualified plans.
The Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant’s average monthly compensation (based upon the participant’s earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service, including service with our former parent, affording the highest such average) times the participant’s years of credited service. The SERP provides an additional benefit equal to .35% times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. For purposes of the SERP, the participant’s most highly compensated consecutive 36 months of service are considered, including employment with our former parent and its subsidiaries. The SERP benefit payment is made in a lump sum; an annuity form of benefit payment is not available under the SERP. An executive will become a participant in the SERP as of the date he or she is selected and named in the minutes of the Compensation Committee for inclusion as a participant in the SERP. Compensation for purposes of the Pension Plan, Excess Pension Plan, and SERP includes salary and bonus. Pension benefits are not subject to any deduction for social security or other offset amounts. For more information regarding our named executive officers’ participation in our pension plans, see the table under the caption “Pension Benefits” and its related disclosures.
          Nonqualified Deferred Compensation Plans
Deferred Compensation Plan. Our named executive officers are eligible to participate in our Deferred Compensation Plan (“DC Plan”). The DC Plan permits eligible employees to defer a portion of their salary and/or bonus until retirement or termination of employment, or at other designated distribution times provided for in the DC Plan. The DC Plan is a non-qualified deferred compensation arrangement designed to be a “top hat” plan within the meaning of the Employee Retirement Income Security Act (“ERISA”) and is, therefore, exempt from most of ERISA’s requirements relating to pension plans. The DC Plan is not designed to constitute a qualified pension plan under Section 401(a) of the Internal Revenue Code.
Designated eligible employees are intended to constitute a select group of management or highly compensated employees within the meaning of ERISA. Each year, eligible employees are permitted to elect to defer up to 30% of their salary and/or 50% of their cash bonuses payable during the following year under the DC Plan.
Pursuant to the DC Plan, Valero may from time to time make discretionary contributions to participants’ accounts in such amounts as shall be determined or determinable under a formula and announced to plan participants. For any Board member, the Chief Executive Officer, or the President, any contributions would be made upon recommendation by the Compensation Committee and approval of the Board. For certain other executive officers, any contributions would be made upon recommendation of the Chief Executive Officer and approval of the Compensation Committee. For any other participant, any contributions would be made upon recommendation of the Chief Executive Officer. We have made no discretionary contributions to participants’ accounts, and we have no plans to make any discretionary contributions to participants’ accounts. We would likely only consider such contributions in the event of a significant, catastrophic economic event (or series of events) that materially impairs the value of participants’ accounts.
Participant accounts are credited with earnings (or losses) based on investment fund choices made by the participants among available funds selected by Valero’s benefits plans administrative committee from time to time. At the time of their deferral elections, participants may also elect when and over what period of time their deferrals will be distributed. Participants may elect to have their accounts distributed in a lump sum on a specified date in the future. Even if a participant has elected a specified distribution date, the participant’s DC Plan account will be distributed upon the participant’s retirement or other termination of employment.
Participants may, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the January 1st following the date of retirement or termination. Participants may also elect to have their accounts distributed in one lump sum payment or in five, 10 or 15 year installments upon retirement, and in a lump sum or five annual installments upon other termination. Upon a change in control (as defined in the DC Plan) of Valero, all DC Plan accounts are immediately vested in full. However, distributions are not accelerated and, instead, are made in accordance with the DC Plan’s normal distribution provisions.
As a nonqualified deferred compensation arrangement, the DC Plan is subject to Internal Revenue Code Section 409A and its regulations. We intend to administer and interpret the DC Plan in a manner consistent with such Internal Revenue Code section and regulations. Additional DC Plan amendments may be made under transitional relief provided by the Internal Revenue Service under Section 409A in order to document the DC Plan’s compliance with these rules.
Excess Thrift Plan. Our Excess Thrift Plan provides benefits to our employees whose annual additions to our Thrift Plan are subject to the limitations on such annual additions as provided under Section 415 of the Internal Revenue Code, and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Internal Revenue Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. Two separate components comprise the Excess Thrift Plan: (a) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (b) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Each component of the Excess Thrift Plan consists of a separate plan for purposes of Title I of ERISA.
Information regarding contributions by Valero and each of our named executive officers under our non-qualified defined contribution and other deferred compensation plans during the year ended December 31, 2007, is stated in this proxy statement in the table under the caption “Executive Compensation — Nonqualified Deferred Compensation.”
          Severance Arrangements
We have entered into change of control agreements with each of the named executive officers. These agreements are intended to assure the continued availability of these executive officers in the event of certain transactions culminating in a change of control of Valero. If a “change of control” (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive officer’s terms and conditions of employ-

ment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control.
Following a change of control, particular payments under the agreements are triggered commensurate with the occurrence of any of the following: (a) termination of employment by Valero other than for “cause” (as defined in the agreement) or disability; (b) termination by the executive for “good reason” (as defined in the agreements); (c) termination by the executive other than for “good reason”; and (d) termination of employment because of death or disability. These triggers were designed to ensure the continued availability of the executive officers following a change of control, and to compensate the executive officers at appropriate levels if their employment is unfairly or prematurely terminated during the applicable term following a change of control. For more information regarding payments that may be made under our severance arrangements, see our disclosures below under the caption “Executive Compensation — Potential Payments upon Termination or Change of Control.”
IMPACT OF ACCOUNTING AND TAX TREATMENTS
Accounting Treatment
Effective January 1, 2006, we adopted SFAS 123R, which requires us to recognize in our financial statements the costs of equity awards over the period in which an employee is required to provide service in exchange for the awards. The cost of such awards is measured at fair value on the date of grant and we use the Black-Scholes option pricing model to determine the grant date present value of stock options. As discussed above under “Long-Term Incentive Awards — Stock Options and Restricted Stock,” as a result of our adoption of SFAS 123R, the Compensation Committee determined to reduce the stock option portion of our long-term incentive compensation package by approximately one-third and to replace that portion with a number of shares of restricted stock of approximately equal value.
Tax Treatment
Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer or the other four most highly compensated executive officers unless that compensation meets the Internal Revenue Code’s definition of “performance based” compensation. Section 162(m) allows a deduction for compensation to a specified executive that exceeds $1 million only if it is paid (a) solely upon attainment of one or more performance goals, (b) pursuant to a qualifying performance-based compensation plan adopted by the Compensation Committee, and (c) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation.
The Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. The Committee believes that it is in our best interests for the Committee to retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the Committee and other corporate goals the Committee deems important to our success, such as encouraging employee retention, rewarding achievement of nonquantifiable goals and achieving progress with specific projects. We believe that our outstanding stock options and performance share grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock, restricted stock units, or other equity-based awards that are not subject to specific quantitative performance measures will likely not qualify as “performance based” compensation and, in such event, would be subject to Section 162(m) deduction restrictions.

COMPENSATION-RELATED POLICIES
Stock Ownership Guidelines
Our Board, the Compensation Committee and our executive officers recognize that ownership of Common Stock is an effective means by which to align the interests of our directors and executive officers with those of our stockholders. We have long emphasized the importance of stock ownership among our executive officers and directors. Our stock ownership and retention guidelines for our directors and officers, as approved by the Compensation Committee and our Board, are set forth below.
Non-Employee Director Stock Ownership Guidelines. Non-employee directors are expected to acquire and hold during their service shares of our Common Stock equal in value to at least five times the annual cash retainer paid to our directors. Directors have five years from their initial election to the Board to meet the target stock ownership guideline, and they are expected to continuously own sufficient shares to meet the guideline once attained.
Executive Stock Ownership Guidelines. Stock ownership guidelines for our officers are as follows:

Officer Position	Value of Shares Owned
Chief Executive Officer	10x Base Salary
President	4x Base Salary
Executive Vice Presidents	3x Base Salary
Senior Vice Presidents	2x Base Salary
Vice Presidents	1x Base Salary
Our officers are expected to meet the applicable guideline within five years and are expected to continuously own sufficient shares to meet the guideline once attained. The full text of our stock ownership and retention guidelines is available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.
Prohibition on Insider Trading and Speculation in Valero Stock
We have established policies prohibiting our officers, directors, and employees from purchasing or selling Valero securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our officers, directors, and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect.

EXECUTIVE COMPENSATION
The tables that appear in the following sections of this proxy statement provide information required by the SEC regarding compensation paid to or earned by our named executive officers for the year ended December 31, 2007. We have used captions and headings in these tables in accordance with the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables, and are an important part of our disclosures.
SUMMARY COMPENSATION TABLE
The following table provides a summary of compensation paid to our named executive officers for the fiscal years ending December 31, 2007, and December 31, 2006. The table shows amounts earned by such persons for services rendered to Valero in all capacities in which they served. The elements of compensation listed in the table are more fully described in the “Compensation Discussion and Analysis” section of this proxy statement and in the table’s footnotes.

						Change in
						Pension Value
						and Nonquali-
				Stock	Option	fied Deferred	All Other
				Awards	Awards	Compensation	Compensa-
Principal Position	Year	Salary ($)	Bonus ($)	($)(1)(2)	($)(1)(3)	Earnings($)(4)	tion ($)(5)	Total ($)

William R. Klesse,	2007	1,500,000	3,720,015	5,545,605	3,028,257	1,122,665	117,110	15,033,652
Chief Executive Officer,	2006	900,000	1,305,000	4,704,686	2,162,232	780,800	85,755	9,938,473
President, and Chairman of the Board

Michael S. Ciskowski,	2007	580,000	870,000	1,018,068	280,081	—	47,309	2,795,458
Executive Vice President	2006	465,000	475,000	1,832,153	315,044	275,048	43,221	3,405,466
and Chief Financial Officer

Richard J. Marcogliese,	2007	555,000	1,332,000	2,393,109	1,597,676	835,994	51,490	6,765,269
Executive Vice President	2006	415,000	475,000	964,230	193,481	676,857	41,918	2,766,486
and Chief Operating Officer

Joseph W. Gorder,	2007	423,000	634,500	472,737	135,306	70,659	44,306	1,780,508
Executive Vice President- Marketing and Supply (6)

S. Eugene Edwards,	2007	410,000	615,000	555,402	160,223	—	38,295	1,778,920
Executive Vice President-	2006	370,000	350,000	787,875	145,426	228,757	37,690	1,919,748
Corporate Development and Strategic Planning

Gregory C. King	2007	905,000	2,172,000	4,575,397	2,636,921	4,134,500	72,217	14,496,035
(7)	2006	707,000	820,000	2,982,794	554,472	261,462	54,707	5,380,435
Footnotes to “Summary Compensation” table:

(1)	Represents the dollar amount recognized by Valero for financial statement reporting purposes for the fiscal years ended December 31, 2007, and December 31, 2006, as applicable, in accordance with SFAS 123R, which requires companies to expense the fair value of equity awards over the period in which an employee is required to provide service in exchange for the awards. The reported amounts represent the amount of compensation expense recognized by Valero in 2007 and 2006 (as the “requisite service periods” per SFAS 123R) pertaining to stock options, restricted stock, and performance shares granted in 2007, 2006, and prior years. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	This column includes values for restricted stock and performance shares. For restricted stock, fair value was calculated using the closing price of our Common Stock on the date of grant. The amounts stated in the table reflect Valero’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers. Performance shares are subject to market and performance conditions as described in “Compensation Discussion and Analysis — Long-Term Incentive Awards — Performance Shares.” The fair value of performance awards subject to vesting for the year ended December 31, 2007, was based on an expected conversion to Common Stock at a rate of 150% and a weighted-average fair value of $52.62 per share, representing the market value of our Common Stock on the grant date reduced by expected dividends over the vesting period. The fair value of performance awards subject to vesting for the year ended December 31, 2006, was based on an expected conversion to Common Stock at a rate of 150% and a weighted-average fair value of $58.90 per share, representing the market value of our Common Stock on the grant date reduced by expected dividends over the vesting period. The values presented in the table reflect Valero’s accounting expense for the performance share awards, and do not correspond to the actual value that will be recognized by the named executive officers, which depends solely on the achievement of specified performance objectives over the performance period as described in “Compensation Discussion and Analysis.” See the Grants of Plan-Based Awards table for additional information on restricted stock and performance shares granted in 2007.

(3)	See the Grants of Plan-Based Awards table for information on stock options granted in 2007. For additional information on the valuation assumptions with respect to the 2007 stock option grants, refer to Note 21 (“Stock Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Form 10-K for the year ended December 31, 2007. For additional information on the valuation assumptions with respect to the 2006 stock option grants, refer to Note 22 (“Stock Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Form 10-K for the year ended December 31, 2006.

(4)	This column represents the sum of the change in pension value and non-qualified deferred compensation earnings in fiscal years 2007 and 2006 for each of the named executive officers. See the “Pension Benefits Table” for additional information, including the present value assumptions used for these calculations. The actual change-in-value amounts for each of Mr. Ciskowski and Mr. Edwards for the year ended December 31, 2007, is a negative number, but is computed as a “zero amount” in the table above in accordance with Instruction 3 to Item 402(c)(2)(viii) of SEC’s Regulation S-K, which instructs that negative values are not be reflected in the sum reported in the table. The results for Mr. King reflect his change in status from active employee on December 31, 2006, to retired effective as of December 31, 2007. Mr. King’s data as of December 31, 2006, assumed benefit commencement deferred to age 62, while those as of December 31, 2007, reflect immediate commencement (with the addition of eight points for the SERP). For each of the named executive officers, the following table identifies the separate amounts attributable to (A) the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans, including supplemental plans (but excluding tax-qualified defined contribution plans and nonqualified defined contribution plans), and (B) above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

Name	Year	(A)	(B)	Total

William R. Klesse	2007	$1,122,665	$0	$1,122,665
	2006	780,800	0	780,800

Michael S. Ciskowski	2007	$(62,988)	$0	$(62,988)
	2006	275,048	0	275,048

Richard J. Marcogliese	2007	$835,994	$0	$835,994
	2006	676,857	0	676,857

Joseph W. Gorder	2007	$83,584	$0	$83,584

S. Eugene Edwards	2007	$(108,796)	$0	$(108,796)
	2006	228,757	0	228,757

Gregory C. King	2007	$4,134,500	$0	$4,134,500
	2006	261,462	0	261,462

(5)	The amounts listed as “All Other Compensation” are composed of the following items:

Item of income (in dollars)	Year	Klesse	Ciskowski	Marcogliese	Gorder	Edwards	King
Valero contribution to Thrift Plan	2007	13,500	13,500	13,500	13,500	13,500	13,500
account	2006	13,200	13,200	13,200		13,200	13,200

Valero contribution to Excess Thrift	2007	63,000	18,600	16,470	13,860	10,317	35,655
Plan account	2006	40,800	14,700	11,700		9,000	29,220

Unused portions of Valero-provided	2007	4,250	—	—	—	500	—
dollars for health & welfare benefits	2006	3,267	—	342		482	—

Reimbursement of club membership	2007	5,070	7,032	5,070	7,531	5,820	5,602
dues	2006	5,070	7,609	5,070		5,718	5,260

Imputed income for personal liability	2007	2,266	2,266	2,266	2,266	2,266	2,266
insurance	2006	2,168	2,168	2,168		2,168	2,168

Imputed income for tax return	2007	—	785	785	785	785	785
preparation	2006	—	785	785		785	785

Executive insurance premiums with	2007	17,493	—	—	—	—	—
respect to cash value life insurance	2006	17,176	—	—		—	—

Long-term disability premium	2007	3,728	3,728	3,728	3,728	3,728	3,728
imputed income	2006	3,655	3,655	3,655		3,655	3,655

Imputed income for insurance (life	2007	7,564	1,159	9,671	2,636	900	—
and survivor) over $50,000	2006	—	685	4,998		1,842	—

Residential alarm monitoring	2007	239	239	—	—	479	239
	2006	419	419	—		840	419

Accrued vacation payout	2007	—	—	—	—	—	10,442
	2006	—	—	—		—	—

TOTAL	2007	117,110	47,309	51,490	44,306	38,295	72,217
	2006	85,755	43,221	41,918		37,690	54,707

(6)	Mr. Gorder was not a named executive officer for the year ended December 31, 2006.

(7)	Mr. King retired from the office of President effective December 11, 2007. He is included in the compensation tables for fiscal year 2007 pursuant to SEC’s Regulation S-K Item 402(a)(3)(iv) because his compensation would have been disclosed pursuant to Regulation S-K Item 402(a)(3)(iii) but for the fact that he was not serving as an executive officer as of December 31, 2007. The compensation amounts reported for Mr. King do not include any estimate of the cost to Mr. King of the forfeiture of 29,253 performance shares resulting from his retirement. In connection with his retirement, Mr. King and Valero entered into a compensation arrangement. See “Certain Relationships and Related Transactions — Transactions with Management and Others” for a description of the compensation arrangement.

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR ENDED DECEMBER 31, 2007
The following table provides information regarding grants of plan-based awards (specifically, performance shares, shares of restricted stock, and stock options) made to our named executive officers in 2007.

						Exercise or
			Estimated Future Payouts Under			Base Price	Closing	Grant Date Fair
			Equity Incentive Plan Awards			of Option	Market Price	Value of Stock
			Threshold	Target	Maximum	Awards	on Grant	and Option
Name	Grant Date		(#)	(#)	(#)	($/sh.) (1)	Date ($/sh.)	Awards ($)(2)

William R. Klesse	10/25/07	(3)	0	38,000	76,000			2,115,143
	10/25/07	(4)	n/a	45,000	n/a			3,215,250
	10/25/07	(5)	n/a	110,000	n/a	71.45	72.11	2,696,100

Michael S. Ciskowski	10/25/07	(3)	0	7,500	15,000			436,466
	10/25/07	(4)	n/a	9,000	n/a			643,050
	10/25/07	(5)	n/a	22,000	n/a	71.45	72.11	539,220

Richard J. Marcogliese	10/25/07	(3)	0	17,680	35,360			643,461
	10/25/07	(4)	n/a	21,200	n/a			1,514,740
	10/25/07	(5)	n/a	51,400	n/a	71.45	72.11	1,259,814

Joseph W. Gorder	10/25/07	(3)	0	5,470	10,940			309,311
	10/25/07	(4)	n/a	6,560	n/a			468,712
	10/25/07	(5)	n/a	15,900	n/a	71.45	72.11	389,709

S. Eugene Edwards	10/25/07	(3)	0	5,300	10,600			326,344
	10/25/07	(4)	n/a	6,360	n/a			454,422
	10/25/07	(5)	n/a	15,400	n/a	71.45	72.11	377,454

Gregory C. King	10/25/07	(3)	0	18,720	37,440			955,020
	10/25/07	(4)	n/a	22,440	n/a			1,603,338
	10/25/07	(5)	n/a	54,400	n/a	71.45	72.11	1,333,344
Footnotes:

(1)	Valero’s 2005 Omnibus Incentive Plan provides that the exercise price for all options granted under the plan will be equal to the mean of the high and low reported sales price per share on the NYSE of our Common Stock on the date of grant.

(2)	The reported grant date fair value of stock and option awards was determined in compliance with SFAS 123R.

(3)	Represents a grant of performance shares, the first portion of which will vest in January 2009. On any vesting date, our executive officers can earn, in shares of Common Stock, from 0% to 200% of the portion of the initial grant of performance shares that is vesting. The performance shares are subject to vesting in three annual increments, based upon Valero’s achievement of certain objective performance measures as described above in “Compensation Discussion and Analysis — Long-Term Incentive Awards — Performance Shares.”

(4)	Represents a grant of shares of restricted stock. The shares vest (become nonforfeitable) in equal annual installments over a period of five years beginning in 2008. Dividends on restricted stock are paid as and when dividends are declared and paid on our outstanding Common Stock. Restricted stock is more fully described in “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Awards.”

(5)	Represents a grant of options to purchase our Common Stock. The options vest (become nonforfeitable) in equal annual installments over a period of five years beginning in 2008, and will expire in seven years from their date of grant. Under SFAS 123R, the fair value of stock options must be determined using an option-pricing model such as Black-Scholes or a binomial model taking into consideration the following:
•	the exercise price of the option;

•	the expected life of the option;

•	the current price of the underlying stock;

•	the expected volatility of the underlying stock;

•	the expected dividends on the underlying stock; and

•	the risk-free interest rate for the expected life of the option.
The Black-Scholes option pricing model was used to determine grant date fair value. This model is designed to value publicly traded options. Options issued under our plans are not freely traded, and the exercise of such options is subject to substantial restrictions. Moreover, the Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility, and future dividend yield. The estimated values presented in this table were calculated using an expected average option life of five years, risk free rate of return of 4.0%, average volatility rate for the five-year period prior to the grant date of 33.7%, and a dividend yield of 0.7%, which is the expected annualized quarterly dividend rate in effect at the date of grant expressed as a percentage of the market value of our Common Stock on the date of grant. The actual value of stock options could be zero; realization of any positive value depends upon the actual future performance of our Common Stock, which cannot be forecast with reasonable accuracy, the continued employment of the option holder throughout the vesting period, and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved. The actual value, if any, that a person will realize upon exercise of an option will depend on the excess of the market value of our Common Stock over the exercise price on the date the option is exercised. The options are more fully described in “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Awards.”

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2007
The following table provides information regarding our named executive officers’ unexercised stock options, unvested shares of restricted stock, and unvested performance shares as of December 31, 2007.

						Stock Awards
									(Performance Shares)
									Equity Incentive		Equity Incentive
		Option Awards				(Restricted Stock)			Plan Awards:		Plan Awards:
	Number of	Number of						Market Value	Number of		Market or
	Securities	Securities				Number of		of Shares	Unearned Shares,		Payout Value of
	Underlying	Underlying				Shares or		or Units of	Units or		Unearned Shares,
	Unexercised	Unexercised		Option	Option	Units of Stock		Stock That	Other Rights		Units or Other
	Options (#)	Options (#)		Exercise	Expira-	That Have		Have Not	That Have Not		Rights That Have
Name	Exercisable	Unexcercisable		Price ($)(1)	tion Date	Not Vested (#)		Vested ($)(2)	Vested (#)(2)		Not Vested ($)(2)
William R. Klesse	200,000	—		9.61875	12/31/11	8,000	(3)	560,240	8,000	(8)	560,240
	160,000	—		7.515	09/18/12	11,200	(4)	784,336	18,526	(9)	1,946,064
	86,400	21,600	(3)	9.825	10/29/13	9,360	(5)	655,481	23,620	(10)	2,756,801
	102,392	—		11.5525	02/06/11	22,984	(6)	1,609,570	38,000	(11)	5,322,280
	40,084	—		14.755	02/06/11	45,000	(7)	3,151,350
	50,900	—		15.65	02/06/11
	27,476	—		18.6125	02/06/11
	26,164	—		18.0825	02/06/11
	40,800	27,200	(4)	21.355	10/21/14
	17,600	26,400	(5)	47.4775	10/20/12
	15,080	60,320	(6)	52.545	10/19/13
	—	110,000	(7)	71.45	10/25/14
Michael S. Ciskowski	13,600	13,600	(3)	9.825	10/29/13	6,400	(3)	448,192	5,400	(8)	378,162
	27,600	18,400	(4)	21.355	10/21/14	7,200	(4)	504,216	3,946	(12)	414,508
	9,840	14,760	(5)	47.4775	10/20/12	4,944	(5)	346,228	5,030	(13)	587,061
	3,200	12,800	(6)	52.545	10/19/13	4,896	(6)	342,867	7,500	(11)	1,050,450
	—	22,000	(7)	71.45	10/25/14	9,000	(7)	630,270
Richard J. Marcogliese	40,000	—		7.00	05/04/10	2,400	(3)	168,072	3,666	(8)	256,730
	20,000	—		9.8625	06/16/11	3,200	(4)	224,096	3,353	(14)	352,181
	60,000	—		8.43625	07/18/11	2,400	(5)	168,072	4,490	(15)	524,034
	60,000	—		7.515	09/18/12	4,368	(6)	305,891	17,680	(11)	2,476,261
	25,600	6,400	(3)	9.825	10/29/13	21,200	(7)	1,484,636

						Stock Awards
									(Performance Shares)
									Equity Incentive		Equity Incentive
		Option Awards				(Restricted Stock)			Plan Awards:		Plan Awards:
	Number of	Number of						Market Value	Number of		Market or
	Securities	Securities				Number of		of Shares	Unearned Shares,		Payout Value of
	Underlying	Underlying				Shares or		or Units of	Units or		Unearned Shares,
	Unexercised	Unexercised		Option	Option	Units of Stock		Stock That	Other Rights		Units or Other
	Options (#)	Options (#)		Exercise	Expira-	That Have		Have Not	That Have Not		Rights That Have
Name	Exercisable	Unexcercisable		Price ($)(1)	tion Date	Not Vested (#)		Vested ($)(2)	Vested (#)(2)		Not Vested ($)(2)
Richard J. Marcogliese (cont.)	12,000	8,000	(4)	21.355	10/21/14
	5,200	7,800	(5)	47.4775	10/20/12
	2,870	11,480	(6)	52.545	10/19/13
	—	51,400	(7)	71.45	10/25/14
Joseph W. Gorder	9,600	4,800	(3)	9.825	10/29/13	2,000	(3)	140,060	1,666	(8)	116,670
	8,400	5,600	(4)	21.355	10/21/14	2,400	(4)	168,072	2,546	(16)	267,445
	4,000	6,000	(5)	47.4775	10/20/12	1,920	(5)	134,458	3,785	(17)	441,749
	2,418	9,669	(6)	52.545	10/19/13	3,684	(6)	257,991	5,470	(11)	766,128
	—	15,900	(7)	71.45	10/25/14	6,560	(7)	459,397
S. Eugene Edwards	—	6,400	(3)	9.825	10/29/13	2,400	(3)	168,072	2,066	(8)	144,682
	—	7,560	(4)	21.355	10/21/14	3,032	(4)	212,331	3,140	(18)	329,841
	—	6,840	(5)	47.4775	10/20/12	2,364	(5)	165,551	3,785	(19)	441,749
	—	9,670	(6)	52.545	10/19/13	3,684	(6)	257,991	5,300	(11)	742,318
	—	15,400	(7)	71.45	10/25/14	6,360	(7)	445,391
Gregory C. King	99,200	24,800	(3)	9.825	10/29/13	—		—	8,666	(8)	606,880
	45,600	30,400	(4)	21.355	10/21/14	—		—	3,900	(8)	273,117
	17,600	26,400	(5)	47.4775	10/20/12	—		—	3,317	(8)	232,290
	6,350	25,400	(6)	52.545	10/19/13
	—	54,400	(7)	71.45	10/25/14
Footnotes to “Outstanding Equity Awards” table:

(1)	Valero’s 2005 Omnibus Incentive Plan provides that the exercise price for all options granted under the plan will be equal to the mean of the high and low reported sales price per share on the NYSE of our Common Stock on the date of grant.

(2)	The assumed market values were determined using the closing market price of our Common Stock on December 31, 2007 ($70.03 per share). For a further discussion of the vesting of certain performance share awards (as noted in the following footnotes), see “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Awards — Performance Shares.”

(3)	The unvested portion of this award will vest on 10/29/08.

Footnotes to “Outstanding Equity Awards” table (cont.):

(4)	The unvested portion of this award will vest in equal installments on 10/21/08, and 10/21/09.

(5)	The unvested portion of this award will vest in equal installments on 10/20/08, 10/20/09, and 10/20/10.

(6)	The unvested portion of this award will vest in equal installments on 10/19/08, 10/19/09, 10/19/10, and 10/19/11.

(7)	The unvested portion of this award will vest in equal installments on 10/25/08, 10/25/09, 10/25/10, 10/25/11, and 10/25/12.

(8)	These performance shares vested on 1/16/08 at 100%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 100% of the shares at the closing price of Valero’s stock on 12/31/07.

(9)	Of the performance shares remaining unvested at 12/31/07, 9,263 shares vested on 1/16/08 at 100%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 100% of 9,263 shares and 200% of the 9,263 shares remaining in this award that will vest in January 2009.

(10)	Of the performance shares remaining unvested at 12/31/07, 7,874 shares vested on 1/16/08 at 100%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 100% of 7,874 shares and 200% of the 15,746 shares remaining in this award that will vest in equal installments in January 2009 and January 2010.

(11)	These performance shares will vest in 1/3 increments in each of January 2009, January 2010, and January 2011. The amounts shown represent an assumed market value at 200% vesting.

(12)	Of the performance shares remaining unvested at 12/31/07, 1,973 shares vested on 1/16/08 at 100%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 100% of 1,973 shares and 200% of the 1,973 shares remaining in this award that will vest in January 2009.

(13)	Of the performance shares remaining unvested at 12/31/07, 1,677 shares vested on 1/16/08 at 100%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 100% of 1,677 shares and 200% of the 3,353 shares remaining in this award that will vest in equal installments in January 2009 and January 2010.

(14)	Of the performance shares remaining unvested at 12/31/07, 1,677 shares vested on 1/16/08 at 100%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 100% of 1,677 shares and 200% of the 1,676 shares remaining in this award that will vest in January 2009.

(15)	Of the performance shares remaining unvested at 12/31/07, 1,497 shares vested on 1/16/08 at 100%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 100% of 1,497 shares and 200% of the 2,993 shares remaining in this award that will vest in equal installments in January 2009 and January 2010.

(16)	Of the performance shares remaining unvested at 12/31/07, 1,273 shares vested on 1/16/08 at 100%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 100% of 1,273 shares and 200% of the 1,273 shares remaining in this award that will vest in January 2009.

(17)	Of the performance shares remaining unvested at 12/31/07, 1,262 shares vested on 1/16/08 at 100%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 100% of 1,262 shares and 200% of the 2,523 shares remaining in this award that will vest in equal installments in January 2009 and January 2010.

(18)	Of the performance shares remaining unvested at 12/31/07, 1,570 shares vested on 1/16/08 at 100%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 100% of 1,570 shares and 200% of the 1,570 shares remaining in this award that will vest in January 2009.

(19)	Of the performance shares remaining unvested at 12/31/07, 1,262 shares vested on 1/16/08 at 100%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 100% of 1,262 shares and 200% of the 2,523 shares remaining in this award that will vest in equal installments in January 2009 and January 2010.

OPTION EXERCISES AND STOCK VESTED
DURING THE FISCAL YEAR ENDED DECEMBER 31, 2007
The following table provides information regarding (a) option exercises by our named executive officers, and (b) the vesting of restricted stock and performance shares held by our named executive officers, during 2007 on an aggregated basis.

	Option Awards		Stock Awards (1)
	No. of Shares	Value	No. of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)(2)	Exercise ($)(3)	Vesting (#)(2)	Vesting ($)(4)
William R. Klesse	245,888	15,811,581	69,962	3,960,611
Michael S. Ciskowski	40,800	2,598,266	40,133	2,276,373
Richard J. Marcogliese	40,000	2,762,456	19,909	1,117,987
Joseph W. Gorder	—	—	13,373	766,996
S. Eugene Edwards	27,338	1,368,662	17,279	980,547
Gregory C. King (5)	—	—	128,271	8,127,692
Footnotes to “Option Exercises and Stock Vested” table:

(1)	Represents vested performance shares and restricted stock.

(2)	Represents the gross number of shares received by the named executive officer before deducting shares withheld from (i) an option’s exercise to pay the exercise price and/or tax obligation, or (ii) the vesting of performance shares or restricted stock to pay the resulting tax obligation.

(3)	The reported value for this column is determined by multiplying (a) the number of option shares, times (b) the difference between the market price of the Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of the options’ exercise prices and before applicable taxes.

(4)	The reported value for this column is determined by multiplying number of vested shares by the market value of the shares on the vesting date. The value is stated before payment of applicable taxes.

(5)	The amounts shown for Mr. King include the accelerated vesting of 63,080 shares of restricted stock, having an aggregate market value of $4,429,162 on their date of vesting, in connection with his retirement. For additional information regarding Mr. King’s compensation arrangement, see “Certain Relationships and Related Transactions — Transactions with Management and Others.”

POST-EMPLOYMENT COMPENSATION
PENSION BENEFITS
FOR FISCAL YEAR ENDED DECEMBER 31, 2007
The following table provides information regarding the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit plan and supplemental retirement plans during the year ended December 31, 2007.

			Present	Payments
		No. of Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service (#)	Benefits ($)	Year ($)
William R. Klesse (1)	Pension Plan	20.92	720,553	—
	Excess Pension Plan	6.00	1,523,385	—
	SERP	6.00	1,335,714	—
Michael S. Ciskowski	Pension Plan	22.25	399,872	—
	Excess Pension Plan	22.25	1,283,793	—
	SERP	22.25	531,015	—
Richard J. Marcogliese (2)	Pension Plan	33.58	807,689	—
	Excess Pension Plan	33.58	2,079,354	—
	SERP	33.58	1,765,069	—
Joseph W. Gorder (3)	Pension Plan	20.25	242,581	—
	Excess Pension Plan	5.67	175,875	—
	SERP	5.67	109,390	—
S. Eugene Edwards	Pension Plan	25.21	496,827	—
	Excess Pension Plan	25.21	1,067,496	—
	SERP	25.21	467,880	—
Gregory C. King	Pension Plan	14.50	205,184	—
	Excess Pension Plan	14.50	1,403,160	—
	SERP	14.50	4,656,266	—
Footnotes to “Pension Benefits” table:

(1)	The 20.92 years of service stated for Mr. Klesse for the Pension Plan represent the sum of Mr. Klesse’s participation in (a) the Valero Pension Plan since the date of Valero’s acquisition of UDS in 2001 (six years), and (b) the qualified pension plan of UDS prior to the date of Valero’s acquisition of UDS (14.92 years). (In addition, Mr. Klesse has approximately 18 years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS.) The six years of service stated for Mr. Klesse for the Excess Pension Plan and SERP represent his participation in these plans since the date of Valero’s acquisition of UDS in 2001.

(2)	The years of service stated for Mr. Marcogliese represent his combined years of credited service in Valero’s plans (approximately 7.7 years) and the plan of Exxon Mobil Corporation (“ExxonMobil”), his previous employer (approximately 25.8 years). Valero’s plans “wrap around” the ExxonMobil plan such that Mr. Marcogliese’s ultimate pension benefit from Valero will be calculated generally by computing his benefit under the Valero plans using the combined years of service stated in the table above, and then subtracting the amounts accruing to Mr. Marcogliese under the ExxonMobil plan.

(3)	The 20.25 years of service stated for the Pension Plan represent the sum of Mr. Gorder’s participation in (a) the Valero Pension Plan since 2002 (5.67 years), and (b) the qualified pension plan of UDS (11.5 years). (In addition, he has approximately 3.08 years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS.) In 2001, Mr. Gorder received a lump sum settlement relating to prior years of service. The Pension Plan amount stated above reflects the effect of offsetting Mr. Gorder’s accrued benefit under the Valero Pension Plan (using 20.25 years of credited service) by the value of his lump sum settlement in 2001. The 5.67 years of service stated for Mr. Gorder for the Excess Pension Plan and SERP represent his participation in these plans since the date of his commencement of employment with Valero.
Our Pension Plan, Excess Pension Plan, and SERP are described in the “Compensation Discussion and Analysis” section under the captions “Post-Employment Benefits” and “Pension Plans.”
The present values stated in the table above were calculated using the same interest rate and mortality table we use for valuations under FASB Statement No. 87 for our financial reporting. The present values as of December 31, 2007 were determined using a 6.00% discount rate and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the RP2000 Combined Healthy Mortality Table Projected by Scale AA to 2015. No decrements were included for preretirement termination, mortality, or disability. Where applicable, lump sums were determined based on a 6.00% interest rate and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 for 2008 distributions.
Under our Pension Plan, an eligible employee may elect to retire prior to the normal retirement age of 65, provided the individual is between the ages of 55 and 65 and has completed as least five years of vesting service. Under the plan’s early retirement provisions, an employee may elect to commence a benefit upon retirement or delay payments to a later date. Pension payments that begin after age 55 and before age 62 are reduced by four percent for each full year between the benefit start date and the individual’s 62nd birthday. The four-percent reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement.
Similar early retirement provisions are provided under our Excess Pension Plan and SERP in that the benefit payable under either plan will be determined in accordance with the applicable early retirement reduction factor provided for under the Pension Plan to the extent an individual elects to commence his or her benefit under the respective plan prior to normal retirement. Mr. Klesse, Mr. Marcogliese, and Mr. King are eligible for early retirement benefits under the plans listed in the table above.

NONQUALIFIED DEFERRED COMPENSATION
FOR YEAR ENDED DECEMBER 31, 2007
The following table provides information regarding contributions by Valero and each named executive officer under our non-qualified defined contribution and other deferred compensation plans during 2007. The table also presents each named executive officer’s earnings, withdrawals, and year-end balances in such plans.

		Executive	Registrant		Aggregate-	Aggregate
		Contribu-	Contribu-	Aggregate	Withdraw-	Balance
		tions in	tions in	Earnings in	als/Distri-	at Last
Name	Plan Name	Last FY ($)	FY ($)(1)	Last FY ($)	butions ($)	FYE ($)
William R.	Deferred Compensation Plan	—	—	80,975	—	1,208,385
Klesse	Excess Thrift Plan	—	63,000	—	—	615,238
	Diamond Shamrock Excess ESOP (2)	—	—	—	—	1,545,095
	UDS Non-qualified 401(k) Plan (2)	—	—	425,514	—	3,147,683
	Diamond Shamrock Deferred Compensation Plan (2)	—	—	47,511	—	467,103
Michael S.	Deferred Compensation Plan	—	—	9,710	—	162,096
Ciskowski	Excess Thrift Plan	—	18,600	—	—	462,133
Richard J.	Deferred Compensation Plan	54,744	—	14,310	—	202,518
Marcogliese	Excess Thrift Plan	—	16,470	—	—	395,121
Joseph W.	Deferred Compensation Plan	—	—	—	—	—
Gorder	Excess Thrift Plan	—	13,860	—	—	34,435
S. Eugene	Deferred Compensation Plan	57,086	—	59,355	—	950,185
Edwards	Excess Thrift Plan	—	10,317	—	—	519,904
Gregory C.	Deferred Compensation Plan	—	—	8,537	—	509,594
King	Excess Thrift Plan	—	35,655	—	—	1,192,788
Footnotes to “Nonqualified Deferred Compensation” table:

(1)	All of the amounts included in this column are included within the amounts reported as “All Other Compensation” for 2007 in the Summary Compensation Table.

(2)	Valero assumed the Diamond Shamrock Excess ESOP, UDS Non-qualified 401(k) Plan, and Diamond Shamrock Deferred Compensation Plan when we acquired UDS in 2001. These plans are frozen. Only Mr. Klesse has balances in these plans.
Our Deferred Compensation Plan and Excess Thrift Plan are described in “Compensation Discussion and Analysis — Elements of Executive Compensation — Post-Employment Benefits.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
We have entered into Change of Control Severance Agreement with our named executive officers. The agreements seek to assure the continued availability of the executive officers in the event of a “change of control” (described below) of Valero. When determining the amounts and benefits payable under the agreements, the Compensation Committee and Valero sought to secure compensation that is competitive in our market in order to recruit and retain executive officer talent. Consideration was given to the principal economic terms found in written employment and change of control agreements of other publicly traded companies.
When a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide generally that the executive officer’s terms of employment will not be adversely changed during the three-year period after a change of control. In addition, outstanding stock options held by the executive will automatically vest, restrictions on outstanding restricted stock will lapse, and unvested performance shares will vest and become payable at 200% of target. The executive officers are also entitled to receive a payment in an amount sufficient to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code. Each agreement subjects the executive to obligations of confidentiality, both during the term and after termination, for secret and confidential information relating to Valero that the executive acquired during his employment.
For purposes of these agreements, a “change of control” means any of the following (subject to additional particulars as stated in the agreements):
•	the acquisition by an individual, entity or group of beneficial ownership of 20 percent or more of our outstanding Common Stock;

•	the ouster from the Board of a majority of the incumbent directors;

•	consummation of a business combination (e.g., merger, share exchange);

•	approval by stockholders of the liquidation or dissolution of Valero.
In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the executive to perform substantially the executive officer’s duties, or the willful engaging by the executive in illegal or gross misconduct that is materially and demonstrably injurious to Valero. “Good reason” is defined to mean, generally:
•	a diminution in the executive officer’s position, authority, duties and responsibilities;

•	relocation of the executive;

•	increased travel requirements;

•	failure of the successor to Valero to assume and perform under the agreement.
SEC regulations require us to disclose potential payments to an executive in connection with his or her termination or a change of control of Valero. We have elected to use the following tables to make the required disclosures. Except as noted, values in the tables assume that a change of control occurred on December 31, 2007, and that the executive officer’s employment was terminated on that date.
Under the change of control agreements, if an executive officer’s employment is terminated for “cause,” then he will not receive any benefits or compensation other than any accrued salary or vacation pay that remained unpaid through the date of termination, and, therefore, there is no presentation of termination for “cause” below. Gregory C. King is not included in the following tables because he is not eligible for change of control severance compensation.

PAYMENTS UNDER CHANGE OF CONTROL SEVERANCE AGREEMENTS
Termination of Employment by the Company Other Than for
“Cause” or Disability, or by the Executive for “Good Reason” (1) ($)

	Klesse	Ciskowski	Marcogliese	Gorder	Edwards
Salary (2)	4,500,000	1,740,000	1,665,000	1,269,000	1,230,000
Bonus (2)	11,160,045	2,610,000	3,996,000	1,903,500	1,845,000
Pension, Excess Pension, and SERP	6,688,321	1,930,938	6,112,061	846,668	1,459,849
Contributions under Defined Contribution Plans	229,500	96,300	89,910	82,080	71,451
Health & Welfare Plan Benefits (3)	48,270	21,843	35,778	42,297	35,778
Outplacement Services	25,000	25,000	25,000	25,000	25,000
Accelerated Vesting of Stock Options (4)	4,274,469	2,271,091	1,151,349	865,941	1,076,634
Accelerated Vesting of Restricted Stock (5)	6,760,976	2,271,773	2,350,767	1,159,977	1,249,335
Accelerated Vesting of Performance Shares (6)	12,345,729	3,063,953	4,088,211	1,886,188	2,001,597
280G Tax Gross Up (7)	13,599,695	—	7,225,430	2,452,999	—
Termination of Employment by the Company because of Death or
Disability (8) and Termination by the Executive Other Than for “Good Reason” (9) ($)

	Klesse	Ciskowski	Marcogliese	Gorder	Edwards
Accelerated Vesting of Stock Options (4)	4,274,469	2,271,091	1,151,349	865,941	1,076,634
Accelerated Vesting of Restricted Stock (5)	6,760,976	2,271,773	2,350,767	1,159,977	1,249,335
Accelerated Vesting of Performance Shares (6)	12,345,729	3,063,953	4,088,211	1,886,188	2,001,597
Continued Employment Following Change of Control (10) ($)

	Klesse	Ciskowski	Marcogliese	Gorder	Edwards
Salary	(10)	(10)	(10)	(10)	(10)
Bonus	(10)	(10)	(10)	(10)	(10)
Pension, Excess Pension, and SERP	(10)	(10)	(10)	(10)	(10)
Contributions under Defined Contribution Plans	(10)	(10)	(10)	(10)	(10)
Health & Welfare Plan Benefits	(10)	(10)	(10)	(10)	(10)
Accelerated Vesting of Stock Options (4)	4,274,469	2,271,091	1,151,349	865,941	1,076,634
Accelerated Vesting of Restricted Stock (5)	6,760,976	2,271,773	2,350,767	1,159,977	1,249,335
Accelerated Vesting of Performance Shares (6)	12,345,729	3,063,953	4,088,211	1,886,188	2,001,597
Footnotes appear on the following page.

Footnotes for “Payments Under Change Of Control Severance Agreements” tables:

(1)	The agreements generally provide that if the company terminates the executive officer’s employment (other than for “cause,” death or “disability,” as defined in the agreement) or if the executive terminates his employment for “good reason,” as defined in the agreement, the executive is generally entitled to receive the following: (a) a lump sum cash payment equal to the sum of (i) accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the executive officers’ bonuses for the year of termination were paid at year end), (ii) three times the sum of the executive officer’s annual base salary plus the executive officer’s highest annual bonus from the past three years, (iii) the amount of the actuarial present value of the pension benefits (qualified and nonqualified) the executive would have received for an additional three years of service, and (iv) the equivalent of three years of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans; (b) continued welfare benefits for three years; and (c) up to $25,000 of outplacement services.

(2)	Per SEC regulation, for purposes of this analysis we assumed each executive officer’s compensation at the time of each triggering event to be as stated below. The listed salary is the executive officer’s actual rate of pay as of December 31, 2007. The listed bonus amount represents the highest bonus earned by the executive in any of fiscal years 2005, 2006, or 2007 (the three years prior to the assumed change of control):

Name	Salary	Bonus
William R. Klesse	$1,500,000	$3,720,015
Michael S. Ciskowski	$580,000	$870,000
Richard J. Marcogliese	$555,000	$1,332,000
Joseph W. Gorder	$423,000	$634,500
S. Eugene Edwards	$410,000	$615,000

(3)	The executive is entitled to coverage under welfare benefit plans (e.g., health, dental, etc.) for three years following the date of termination.

(4)	The amounts stated in the table represent the assumed cash value of the accelerated options derived by multiplying (x) the difference between $70.03 (the closing price of Common Stock on the NYSE on December 31, 2007), and the options’ exercise prices, times (y) the number of option shares.

(5)	The amounts stated in the table represent the product of (x) the number of shares whose restrictions lapsed because of the change of control, and (y) $70.03 (the closing price of Common Stock on the NYSE on December 31, 2007).

(6)	The amounts stated in the table represent the product of (x) the number of performance shares whose vesting was accelerated because of the change of control, times 200% (for maximum vesting), times (y) $70.03 (the closing price of Common Stock on the NYSE on December 31, 2007).

(7)	If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code, the executive is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit.

(8)	If the executive officer’s employment is terminated by reason of his death or disability, then his estate or beneficiaries will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the executive in the prior three years (prorated to the date of termination; in this example, we assumed that the executive officers’ bonuses for the year of termination were paid at year end). In addition, in the case of disability, the executive would be entitled to any disability and related benefits at least as favorable as those provided by Valero under its plans and programs during the 120-days prior to the executive officer’s termination of employment.

(9)	If the executive voluntarily terminates his employment other than for “good reason,” then he will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the executive in the prior three years (prorated to the date of termination; in this example, we assumed that the executive officers’ bonuses for the year of termination were paid at year end).

(10)	The agreements provide for a three-year term of employment following a change of control. The agreements generally provide that the executive will continue to enjoy compensation and benefits on terms at least as favorable as in effect prior to the change of control. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control.

COMPENSATION OF DIRECTORS
The following table provides a summary of compensation paid to members of our Board during the year ended December 31, 2007.
DIRECTOR COMPENSATION
FOR THE YEAR ENDED DECEMBER 31, 2007

					Change in
					Pension Value
	Fees			Non-Equity	and Nonquali-
	Earned	Stock	Option	Incentive Plan	fied Deferred	All Other
	or Paid in	Awards ($)	Awards	Compen-	Compensation-	Compensa-
Name	Cash ($)	(1)(2)(3)	($)(1)(3)	sation ($)(5)	Earnings ($)(6)	tion ($)(7)	Total ($)
W.E. “Bill” Bradford	111,250	57,808	5,450	—	—	—	174,508
Ronald K. Calgaard	94,750	57,808	5,450	—	—	—	158,008
Jerry D. Choate	96,250	57,808	5,450	—	—	—	159,508
Irl F. Engelhardt	103,250	42,809	35,900	—	—	—	181,959
Ruben M. Escobedo	115,750	60,309	5,450	—	—	—	181,509
William E. Greehey (4)	700,000	3,872,884	48,125	9,909,592	16,143	334,530	14,881,274
William R. Klesse	—	—	—	—	—	—	(8)
Bob Marbut	115,750	60,309	5,450	—	—	—	181,509
Donald L. Nickles	88,750	72,812	21,988	—	—	—	183,550
Robert A. Profusek	91,250	51,150	62,872	—	—	—	205,272
Susan Kaufman Purcell	94,250	57,808	5,450	—	—	14,925	172,433
Footnotes to “Director Compensation” table:

(1)	Represents the dollar amount recognized by Valero for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123R, which requires companies to expense the costs of equity awards over the period in which the recipient is required to provide service in exchange for the awards.

(2)	The reported amounts represent the amount of compensation expense recognized by Valero in 2007 (as the “requisite service period” per SFAS 123R) pertaining to (a) shares of restricted Common Stock held by our directors, and (b) with respect to William E. Greehey only, performance shares that were granted to Mr. Greehey when he was an executive officer of Valero.

(3)	The following table presents the grant date fair value (computed in accordance with SFAS 123R) of each equity award granted to our non-employee directors during 2007.

			Grant Date		Grant Date
		Restricted	Fair Value of		Fair Value
		Stock	Restricted	Stock	of Stock
Name	Grant Date	(# of shares)	Stock ($)	Options (#)	Options ($)
W.E. “Bill” Bradford	04/26/07	1,115	80,001	—	—
Ronald K. Calgaard	04/26/07	1,115	80,001	—	—
Jerry D. Choate	04/26/07	1,115	80,001	—	—
Irl F. Engelhardt	04/26/07	1,115	80,001	—	—
Ruben M. Escobedo	04/26/07	1,115	80,001	—	—
Bob Marbut	04/26/07	1,115	80,001	—	—
Donald L. Nickles	04/26/07	1,115	80,001	—	—
Robert A. Profusek	04/26/07	1,115	80,001	—	—
Susan Kaufman Purcell	04/26/07	1,115	80,001	—	—

The following table presents for each director (other than Mr. Klesse) as of December 31, 2007 (a) the shares of Common Stock that were subject to outstanding stock options (vested and unvested), and (b) the number of unvested restricted shares of Common Stock held. Mr. Klesse’s balances are stated in the “Outstanding Equity Awards” table in this proxy statement.

	Outstanding	Unvested
Name	Stock Options	Restricted Stock
W.E. “Bill” Bradford	49,000	2,345
Ronald K. Calgaard	13,000	2,345
Jerry D. Choate	57,000	2,345
Irl F. Engelhardt	5,000	1,839
Ruben M. Escobedo	—	2,345
William E. Greehey	5,000	—
Bob Marbut	82,184	2,345
Donald L. Nickles	11,000	2,345
Robert A. Profusek	11,000	1,995
Susan Kaufman Purcell	37,000	2,345

(4)	William E. Greehey retired from the Board effective January 17, 2007. He retired as Chief Executive Officer of Valero on December 30, 2005, but continued thereafter to serve as Chairman of the Board until January 17, 2007. The Employment Agreement between Valero and Mr. Greehey provided for him to serve as Chairman for two years after his retirement as Chief Executive Officer at a rate of compensation equal to one-half his base salary as Chief Executive Officer in effect at the time of his retirement. For more information regarding payments to Mr. Greehey, see “Certain Relationships and Related Transactions — Transactions with Management and Others.”

(5)	Represents the amount recognized by Valero for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123R. The stated amounts pertain to restricted units granted under the Restricted Unit Agreements dated October 21, 2004, and October 20, 2005, between William E. Greehey and Valero Energy Corporation. The actual cash payment to Mr. Greehey for the restricted units that vested in 2007 was $7,838,747 (before applicable taxes).

(6)	Our directors do not participate in Valero’s pension or deferred compensation plans. The amounts reported for William E. Greehey relate to his participation in our plans when he was an executive officer of Valero. The actual change-in-value amount for Mr. Greehey is a negative number, but is computed as a “zero amount” in the table in accordance with Instruction 3 to Item 402(c)(2)(viii) of SEC’s Regulation S-K, which instructs that negative values are not be reflected in the sum reported in the table. The following chart identifies the separate amounts attributable to (a) the aggregate change in the actuarial present value of Greehey’s accumulated benefit under all defined benefit and actuarial pension plans, including supplemental plans (but excluding tax-qualified defined contributions plans and nonqualified defined contribution plans), and (b) above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

Name	(A)	(B)	Total
William E. Greehey	$(1,679,520)	$16,143	$(1,663,377)

(7)	The following comprise the reported balance of “All Other Compensation” for William E. Greehey.

Item	Amount ($)
Earnings on deferred compensation (less “above-market” or preferential amount included in footnote 7 above)	97,490
Payment from deferred compensation plan account	157,782
Dividends on restricted units	78,483
Imputed income for tax return preparation	785

Total	334,540

The amount stated for Dr. Purcell represents payment made under Valero’s former retirement plan for non-employee directors.

(8)	In 2007, William R. Klesse served as Valero’s Chief Executive Officer and Chairman of the Board. In 2007, he received no compensation for his service as a member of the Board. Mr. Klesse’s compensation for service as Chief Executive Officer is presented earlier in this proxy statement in the compensation tables for our named executive officers.
Through July 2007, our non-employee directors received a retainer fee of $60,000 per year, plus $1,500 for each Board and committee meeting attended in person, and $1,000 for each Board and committee meeting attended telephonically. Directors who serve as chairpersons of the Audit and Compensation Committees receive an additional $20,000 annually, and directors who serve as chairpersons of committees other than the Audit or Compensation Committee receive an additional $10,000 annually. In July 2007 the Board revised certain components of our non-employee director compensation structure. Under the revised structure, non-employee directors will receive an annual retainer fee of $75,000 plus $2,000 for each Board and committee meeting attended in person (the other compensation elements were not changed). In addition, the director who serves as the designated lead director will receive an additional retainer fee of $20,000 per year. Directors are reimbursed for expenses of meeting attendance. Directors who are employees of Valero receive no compensation (other than reimbursement of expenses) for serving as directors.
Grants of restricted shares of our Common Stock and grants of stock options supplement the compensation paid to our non-employee directors and serve to increase our directors’ identification with the interests of our stockholders through ownership of Common Stock. Under the revised compensation structure, each non-employee director will receive an annual grant of restricted shares of Common Stock valued at $160,000 (formerly $80,000) and vesting will occur based on the number of prior grants made to the director as follows: (i) the initial grant to the director will vest (become nonforfeitable) in three equal annual installments; (ii) the second grant will vest one-third on the first anniversary of the grant date and the remaining two-thirds will vest 100% on the second anniversary of the grant date; and (iii) all grants thereafter will vest 100% on the first anniversary of the grant date.
Upon a non-employee director’s initial election to the Board, the director will receive a one-time grant of stock options to acquire 10,000 shares of Common Stock that will vest and become exercisable on the first anniversary of the date the Options were granted. The stock options have an exercise price equal to the market price of the Common Stock on the date of grant, and expire seven years following the date of grant. The options vest and remain exercisable in accordance with their original terms if a director retires from the Board. In the event of a “Change of Control” as defined in our equity plans, all unvested restricted shares of Common Stock and stock options previously granted to the non-employee directors will immediately become vested or exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REVIEW, APPROVAL AND RATIFICATION OF TRANSACTIONS WITH MANAGEMENT AND OTHERS
We have established a conflict of interest policy to address instances in which an employee or director’s private interests may conflict with the interests of Valero. Our conflicts policy is published on our intranet website. We have established a Conflicts of Interest Committee (“COI Committee”) to help administer our conflicts policy and to render ad hoc, objective determinations regarding whether any employee or director’s private interests may interfere with the interests of Valero. The COI Committee is composed of representatives from our legal, internal audit, and Sarbanes-Oxley compliance departments. Conflicts of interest are also addressed in our Code of Business Conduct and Ethics, which is published on our internet website. Any waiver of any provision of this code for executive officers or directors may be made only by the Board, and will be promptly disclosed as required by law or NYSE rule.
Management also makes it a practice to inform the Board and/or its committees regarding any potential “related person” transaction (within the meaning of Item 404(a) of the SEC’s Regulation S-K) of which management is aware. We also solicit information from our directors and executive officers annually in connection with the preparation of disclosures in our proxy statement. These questionnaires specifically seek information pertaining to any “related person” transaction.
TRANSACTIONS WITH MANAGEMENT AND OTHERS
Gregory C. King retired and resigned from all officer and director positions with Valero (including its subsidiaries and affiliates) effective December 11, 2007, and his employment with Valero terminated effective December 28, 2007. In connection with his retirement, Mr. King and Valero entered into a compensation arrangement. The agreement provided that Mr. King would participate in our bonus plan for fiscal year 2007 and would be entitled to payment of a 2007 bonus per the targets and parameters previously established by the Compensation Committee. In addition, the vesting of all outstanding shares of restricted stock previously granted to Mr. King was accelerated. The agreement provided that Mr. King’s outstanding stock options would remain subject to vesting and would remain exercisable per the original timelines specified in each option agreement. The agreement provided that performance shares scheduled to vest in January 2008 would vest in accordance with the performance award agreements previously entered into between Mr. King and Valero, but that performance shares scheduled to vest later than January 2008 would be forfeited. The agreement provided Mr. King with eight additional points for our SERP, which were added to Mr. King’s age for determining retirement benefits payable under the SERP.
The following amounts represent the “approximate dollar value of the amount involved in the transaction” pursuant to Item 404(a)(3) of Regulation S-K:

Approximate
Element of Compensation Arrangement	Dollar Value ($)
Participation in 2007 bonus plan (1)	2,172,000
Acceleration of restricted stock (2)	4,429,162
Nonforfeiture of stock options (3)	4,032,104
Vesting of performance shares (4)	0
Eight points added to age under SERP (5)	322,223

Footnotes:

(1)	As shown in the Summary Compensation Table, and calculated as shown in “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Bonus.”

(2)	Represents the accelerated vesting of 63,080 shares of restricted stock valued at $70.215 per share (the assumed fair market value per share) on December 28, 2007, the date of vesting. The average of the high and low NYSE market prices of our Common Stock on December 28, 2007 was $70.215.

(3)	Represents an estimated value of the unvested stock options held by Mr. King (for 161,400 shares of Common Stock) which would have expired upon his termination of employment. The amount stated above was computed by multiplying (a) the number of unvested stock options, by (b) the difference between the options’ exercise prices and the assumed fair market value of our Common Stock on December 28, 2007 ($70.215 per share), excluding any “out of the money” options. The true value of the nonforfeited options will depend on the market prices of our Common Stock in future periods prior to the options’ expiration dates.

(4)	No additional value is shown for Mr. King’s vesting of performance shares in January 2008 because Mr. King was eligible to participate in the January 2008 vesting, regardless of his termination of employment, per the terms of the performance share agreements between Valero and Mr. King.

(5)	Represents the annualized value of an assumed monthly benefit under the SERP of $26,851.91 as of December 31, 2007.
David Wiechmann, a Valero employee, is married to the daughter of Ruben M. Escobedo, a member of our Board. As the son-in-law of a director of Valero, Mr. Wiechmann is deemed to be a “related person” under Item 404(a) of the SEC’s Regulation S-K. Mr. Wiechmann is not an officer of Valero, does not attend board or audit committee meetings, and does not prepare reports that are presented to the board or to the audit committee. The aggregate value of salary, bonus, and other benefits paid annually by Valero to Mr. Wiechmann was less than $200,000 (including the dollar amount recognized for his equity awards for financial statement reporting purposes in accordance with SFAS 123R). There were no material differences in the compensation paid to any other employees who held analogous positions to Mr. Wiechmann and the compensation paid to Mr. Wiechmann.
William E. Greehey retired as Chief Executive Officer of Valero on December 30, 2005, and thereafter continued to serve as Chairman of the Board until January 17, 2007. His annual base salary during 2005, his last year of employment, was $1.4 million. Mr. Greehey’s employment agreement with Valero provided for him to serve as Chairman of the Board for two years after his retirement as Chief Executive Officer at a rate of compensation equal to one-half his base salary as Chief Executive Officer in effect at the time of his retirement. Accordingly, for 2006 and through the date of his retirement in January 2007, Mr. Greehey received for his service as Chairman an amount per annum equal to $700,000. Upon approval by the Compensation Committee and Board, Mr. Greehey and Valero signed a letter agreement upon his retirement from the Board to clarify the parties’ understanding of the operation of the employment agreement. In accordance with the letter agreement, in January 2007 Mr. Greehey received a payment of $641,666.63 representing the balance of the amount for serving as Chairman of the Board under the employment agreement. The letter agreement also provided for the following for Mr. Greehey, all in accordance with the employment agreement: offsite office and secretarial facilities, tax planning services, an annual health/physical examination, and employee retirement and health benefits payable to retirees generally under the Valero pension and retirement plans. These obligations were assumed by NuStar GP Holdings, LLC in 2007. The letter agreement also provided for a carve-out under the non-compete and confidentiality provisions of his employment agreement to allow for Mr. Greehey’s service as Chairman of the Board of NuStar GP Holdings, LLC and NuStar Energy L.P.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on the Proxy Card)
The Audit Committee of the Board determined on February 27, 2008 to engage KPMG LLP (“KPMG”) to serve as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2008. KPMG also served as Valero’s independent registered public accounting firm for the fiscal years ended December 31, 2007 and 2006.
The Board requests stockholder approval of the following resolution adopted by the Audit Committee and the Board.
RESOLVED, that the appointment of the firm of KPMG LLP as Valero’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of Valero and its subsidiaries for the fiscal year ending December 31, 2008 is hereby approved and ratified.
The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as Valero’s independent registered public accounting firm for 2008.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2008 will be permitted to stand unless the Audit Committee finds other good reason for making a change.
Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.
KPMG FEES FOR FISCAL YEAR 2007
•	Audit Fees. The aggregate fees for fiscal year 2007 for professional services rendered by KPMG for the audit of the annual financial statements for the year ended December 31, 2007 included in Valero’s Form 10-K, review of Valero’s interim financial statements included in Valero’s 2007 Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC) were $6,778,714.

•	Audit-Related Fees. The aggregate fees for fiscal year 2007 for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding caption were $187,340. These fees related to the audit of Valero’s benefit plans.

•	Tax Fees. The aggregate fees for fiscal year 2007 for professional services rendered by KPMG for tax compliance, tax advice and tax planning were $3,510.

•	All Other Fees. The aggregate fees for fiscal year 2007 for services provided by KPMG, other than the services reported under the preceding captions, were $0.

KPMG FEES FOR FISCAL YEAR 2006
•	Audit Fees. The aggregate fees for fiscal year 2006 for professional services rendered by KPMG for the audit of the annual financial statements for the year ended December 31, 2006 included in Valero’s Form 10-K, review of Valero’s interim financial statements included in Valero’s 2006 Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC) were $7,053,303.

•	Audit-Related Fees. The aggregate fees for fiscal year 2006 for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding caption were $212,300. These fees related to the audit of Valero benefit plans.

•	Tax Fees. The aggregate fees for fiscal year 2006 for professional services rendered by KPMG for tax compliance, tax advice and tax planning were $73,220.

•	All Other Fees. The aggregate fees for fiscal year 2006 for services provided by KPMG, other than the services reported under the preceding captions, were $0.
AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee adopted a pre-approval policy to address the approval of services rendered to Valero by its independent auditors. The text of that policy appears in Exhibit 99.01 to Valero’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
None of the services provided by KPMG (as described above) were approved by the Audit Committee under paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2007 *
Management is responsible for Valero’s internal controls and financial reporting process. KPMG LLP, Valero’s independent registered public accounting firm for the fiscal year ended December 31, 2007, is responsible for performing an independent audit of Valero’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and an audit of the effectiveness of Valero’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue its reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of Valero’s independent registered public accounting firm and recommends the ratification of such selection and appointment to our Board.
The Audit Committee has reviewed and discussed Valero’s audited financial statements with management and KPMG. The committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communications with Those Charged with Governance). The committee has received written confirmation from KPMG of its independence, and has discussed with KPMG that firm’s independence.
Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of Valero be included in its Annual Report on Form 10-K for the year ended December 31, 2007.
Members of the Audit Committee:
Ruben M. Escobedo, Chairman
Ronald K. Calgaard
Irl F. Engelhardt
Susan Kaufman Purcell

*	The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of Valero’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

STOCKHOLDER PROPOSALS
We expect the following proposals to be presented by stockholders at the Annual Meeting. Following SEC rules, except for minor formatting changes, we have reprinted each proposal and its supporting statement as it was submitted by the sponsor(s) of the proposal. We assume no responsibility for the statements made by the sponsors in connection with the proposals.
After review, our management and the Board have concluded that they do not support the proposals, and the Board recommends that you vote AGAINST the proposals for the reasons explained below.
PROPOSAL NO. 3 STOCKHOLDER PROPOSAL — PROHIBITION OF EXECUTIVE OFFICER STOCK SALES DURING STOCK REPURCHASE PERIODS
(Item 3 on the Proxy Card)
This proposal was sponsored by the American Federation of State, County and Municipal Employees, AFL-CIO Employees Pension Plan. Its address and number of voting securities held will be provided to any stockholder promptly upon oral or written request.
RESOLVED, that stockholders of Valero Energy Corporation (“Valero” or the “Company”) urge the compensation committee of the board of directors to adopt a policy (the “Policy”) that senior executives be prohibited from selling shares of Company common stock during periods in which the Company has announced that it may or will be repurchasing shares of the Company’s common stock (a “Buyback”). The Policy should provide that senior executives may exercise stock options during a Buyback period, provided they continue to hold the shares acquired thereby (net of any shares sold to pay the exercise price) until the Buyback period has expired.
SUPPORTING STATEMENT:
Valero announced a $6 billion common stock buyback program in April 2007, which was an expansion of the $2 billion repurchase program that had been announced in October 2006. Valero’s 10-Q for the period ended September 30, 2007 disclosed that it spent $4.8 billion repurchasing 68.9 million of its own common shares during the first nine months of 2007. Since the April buyback announcement, Valero Chairman and CEO William Klesse has sold 254,076 shares of Company stock.
In our view, allowing senior executives to sell stock during a buyback sends the wrong message to the financial markets. Implicit in a company’s decision to repurchase its stock is the notion that management believes that the shares are undervalued and that they are therefore a superior investment to other available opportunities such as expanding operations or making acquisitions. Accordingly, in our view, prohibiting senior executives from selling stock during share buybacks will enhance the credibility of the signal sent by the buyback.
In addition, we believe that prohibiting executive stock sales during buybacks would reduce the conflicts of interest that may lead managers to prefer buybacks to other means of returning cash to stockholders. Audit Integrity, a research firm that focuses on accounting and corporate governance risk, stated in a June 2006 report flagging companies with large insider sales and large buybacks, “Buying stock with one hand while selling it with the other presents a clear conflict of interest.” More specifically, a November 2006 article in CFO Magazine noted that senior executives holding options may have an incentive to favor a share repurchase over a dividend because optionholders do not receive dividends and because dividends dilute the value of options.
We urge stockholders to vote for this proposal.
END OF SHAREHOLDER PROPOSAL
* * * * * *

The Board recommends that you vote AGAINST this proposal for the following reasons:
The Board believes that the proposed prohibition on stock sales by senior executive officers during stock repurchase periods would not enhance the credibility of Valero’s decision to implement stock repurchase programs or solve any potential conflicts of interest, and it is unnecessary considering the existing rigorous safeguards that regulate stock sales by executive officers. Indeed, the proposed prohibition could create its own conflicts of interest in discouraging executive officers from supporting economically attractive repurchase programs.
Whether to adopt a stock repurchase program is driven by many factors carefully considered by Valero, and the Board believes that the proposed prohibition would not enhance the credibility of Valero’s decision. Whether to return cash to Valero’s stockholders and whether to do so in the form of a repurchase program, dividend or other means are decisions driven by a host of business and market factors, such as available cash, the need to preserve corporate flexibility to react to future changes, stockholder dividend expectations, prevailing share prices, overall corporate cost of capital, and relative impacts on earnings per share. The Board disagrees with the assertion that these decisions are influenced by the personal attractiveness of dividends to executive officers based on the form of compensatory equity grants the officers may hold. As discussed below, the ability for our executive officers to sell Valero stock is already subject to rigorous laws and corporate policies. By unnecessarily further limiting an executive officer’s ability to sell stock, the proposed prohibition could instead bias the officer against stock repurchase programs that may otherwise be in the best interests of stockholders.
The Board believes there is no inherent conflict of interest in executive officer stock sales and Valero’s implementation of a stock repurchase program. Valero’s senior executive officers are subject to ongoing stock ownership and retention requirements under Valero’s corporate governance guidelines. See “Compensation Discussion and Analysis — Compensation-Related Policies — Stock Ownership Guidelines.” When executive officers choose to sell a portion of their shares, they often have legitimate and compelling reasons notwithstanding the prevailing trading price, which may include their personal situation, portfolio mix, option expiry dates or estate planning needs. Even if a conflict of interest arises, Valero’s Code of Business Conduct and Ethics prohibits any transactions that could involve a conflict between the personal interests of an executive officer with those of Valero. In addition, under Valero’s Employee Trading of Securities policy, all senior executive officers are required to contact Valero’s Secretary and receive advance approval prior to purchasing or selling Valero securities.
In addition, the Board disagrees that Valero should constrain the ability of executive officers to sell stock beyond the restrictions imposed by the extensive framework of laws and corporate policies that already prohibit stock sales by executive officers to the detriment of investors and regulate stock repurchases. In conducting its repurchases, Valero complies with safe harbor limitations specified by the federal securities laws that are designed to limit the impact of daily repurchase volumes on the market price of our Common Stock. Executive officers face potentially severe personal legal consequences under these securities laws if they trade securities on the basis of material non-public information, and Valero’s Code of Business Conduct and Ethics and Employee Trading of Securities policy also prohibit trading on the basis of such information as well as any transactions that could involve a conflict of interest. As discussed above, Valero senior executives must receive advance approval prior to purchasing or selling Valero securities. Federal securities laws also require certain senior executive stock transactions to be promptly reported with the SEC so that investors are fully informed. The Board believes that any prohibition on executive stock sales during stock repurchase periods would not effectively address any opportunity for abuse that is not already addressed by current securities laws and Valero corporate policies.
Therefore, the Board recommends you vote AGAINST this proposal.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

PROPOSAL NO. 4 STOCKHOLDER PROPOSAL — STOCKHOLDER RATIFICATION OF EXECUTIVE COMPENSATION
(Item 4 on the Proxy Card)
This proposal was co-sponsored by the Unitarian Universalist Association of Congregations, the Congregation of Benedictine Sisters of Boerne, Texas and Christus Health. Their addresses and number of voting securities held will be provided to any stockholder promptly upon oral or written request.
RESOLVED, that shareholders of Valero Energy Corporation request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.
SUPPORTING STATEMENT:
We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation. A recent study of executive compensation in the U.K. before and after the adoption of the shareholder advisory vote there found that CEO cash and total compensation became more sensitive to negative operating performance after the vote’s adoption. (Sudhakar Balachandran et al., “Solving the Executive Compensation Problem through Shareholder Votes? Evidence from the U.K.” (Oct. 2007).)
Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.
Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the pervious year.
Accordingly, we urge Valero Energy Corporation’s board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide Valero Energy Corporation with useful information about shareholders’ views on the company’s senior executive compensation, as reported each year, and would facilitate constructive dialogue between shareholders and the board.
We urge shareholders to vote for this proposal.
END OF SHAREHOLDER PROPOSAL
* * * * * *

The Board recommends that you vote AGAINST this proposal for the following reasons:
The proposal requests that Valero’s stockholders be given the opportunity at each annual meeting of stockholders to vote on an advisory resolution to ratify the compensation of the named executive officers set forth in the proxy statement’s Summary Compensation Table and accompanying narrative disclosure. In the proponent’s view, such an advisory vote would annually provide the Board and management with useful information about whether stockholders view Valero’s senior executive compensation as being in the stockholders’ best interests.
The Board believes that the proposed advisory vote regime is impractical and that more effective means of communicating concerns to the Board are available to stockholders.
The Board firmly believes that Valero’s senior executive compensation programs are in the best interests of Valero’s stockholders because the creation of stockholder value is a core purpose of these programs. Valero’s executive compensation programs are administered by the Compensation Committee of Valero’s Board, which consists of four independent directors who do not participate in these programs. The Compensation Committee conscientiously designs and implements executive compensation programs that are performance-based, providing powerful incentives for the achievement of operating results, thereby aligning the interests of Valero’s senior executives and its stockholders.
The Board acknowledges that executive compensation is a salient topic in the current corporate governance debate, and has consistently exercised care and discipline in determining and disclosing executive compensation. However, the Board believes that not only would the proposed annual advisory vote not be a useful conduit for the expression of stockholders’ views on this topic, the proposal’s adoption would be detrimental to Valero.
Of primary significance, an advisory vote would not provide the Board with any meaningful insight into specific stockholder concerns regarding executive compensation. Valero’s executive compensation programs are multifaceted, reflecting the input of independent consultants and the Compensation Committee’s periodic review of competitive benchmark data. Were Valero’s compensation of its executive officers not ratified in any particular year, there would be no way to discern which aspect of compensation was cause for stockholder concern. Rather, such a vote would unduly pressure our Compensation Committee to compensate executive officers below competitive levels, which would disadvantage Valero in recruiting, retaining and motivating executive personnel. Further, the stockholder proponent urges adoption of the proposal based on the fact that an analogous practice is required for United Kingdom companies. However, because there is no such requirement in the United States (with good reason, in the Board’s view), and because few, if any, of Valero’s peer companies have adopted this practice on their own accord, the institution of an annual advisory vote could put Valero at a competitive disadvantage, negatively impacting stockholder value.
An advisory vote focusing on just one aspect of Valero’s operations — compensation — will not enhance stockholder opportunity to communicate with the Board or Board accountability. Valero’s stockholders have multiple avenues to meaningfully communicate their concerns to the Board, with respect to executive compensation or otherwise. Shareholders can both directly contact the Board and make proposals for inclusion in Valero’s annual proxy statement. Valero’s directors are subject to election by the stockholders at annual meetings, which should be, and are, referenda on the overall performance of the Board and the management that is under its supervision.
Therefore, the Board recommends you vote AGAINST this proposal.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

PROPOSAL NO. 5 STOCKHOLDER PROPOSAL — DISCLOSURE OF CORPORATE POLITICAL CONTRIBUTIONS
(Item 5 on the Proxy Card)
This proposal was sponsored by the Nathan Cummings Foundation. Its address and number of voting securities held will be provided to any stockholder promptly upon oral or written request.
RESOLVED, the shareholders of Valero Energy Corporation (“Valero”) hereby request that the Company provide a report, updated semi-annually, disclosing Valero’s:
1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution that if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:
a.	An accounting of Valero’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in Valero who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing Valero’s political contributions and expenditures.
The report shall be presented to the board of director’s audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.
SUPPORTING STATEMENT:
As long-term shareholders of Valero, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.
Valero Energy Corp. contributed at least $1.7 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine, http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics, http://www.followthemoney.org/index.phtml) Its payments to trade associations used for political activities, however are not disclosed. Disclosure is in the best interest of Valero’s shareholders. Absent a system of accountability, company assets can be used for policy objectives that are not shared by and may be inimical to the interests of Valero and its shareholders.
Trade associations engage in political activity that may support or conflict with Valero’s positions on important issues like climate change. For example, from its 2003 baseline, Valero expects to reduce greenhouse gas emissions by approximately 1.8 million tons per year through 2008. In contrast, the National Association of Manufacturers (NAM) — one of the largest trade associations in the United States — continues to take a strong position against action on climate change. Without disclosure, it is impossible for shareholders to know whether Valero is a member of NAM and, if so, whether Valero’s payments to NAM are used for political purposes that conflict with company positions.

Relying on publicly available data does not provide a complete picture of political expenditures. Valero’s Board and shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets.
END OF STOCKHOLDER PROPOSAL
* * * * * *
The Board recommends that you vote AGAINST this proposal for the following reasons:
The Board believes that constructive participation in the political process is an important means of enhancing stockholder value and fostering good corporate citizenship. We believe that it is in the best interest of Valero’s stockholders that federal, state, and local governments understand how their actions impact Valero’s business and stakeholders. Accordingly, Valero communicates with governmental organizations and officials about its business concerns.
However, Valero’s policy is that it does not use corporate funds to make contributions to political candidates, political parties, political committees, or other political entities organized and operating under Section 527 of the Internal Revenue Code. Instead, Valero’s political activities consist primarily of its sponsorship of the Valero Energy Corporation Political Action Committee, known as VALPAC. The political contributions cited by the proponent were made by VALPAC, and did not involve Valero corporate funds. VALPAC solicits and accepts voluntary contributions from eligible employees and stockholders of Valero, and it does not accept contributions from any corporation, National Bank or foreign national. VALPAC makes political contributions to support federal, state, and local candidates for elective public office that promote the protection and advancement of a strong energy industry and support effective financial legislation important to Valero and its stockholders. All decisions regarding political contributions by VALPAC are subject to the oversight of the Board of Directors of VALPAC and are subject to annual Valero internal audits. Any Valero employee who contributes to VALPAC may request a contribution be made to support a particular candidate. As required by law, all VALPAC contributions are periodically reported to the Federal Election Commission and to the applicable state election authorities. Reports made to those agencies are publicly available. Valero’s Code of Business Conduct and Ethics, available on our web site at www.valero.com, also expressly requires Valero employees to comply with all laws, rules and regulations concerning contributions to government agencies, officials and personnel.
In addition, the Board believes that disclosure of dues paid by Valero to trade associations who may engage in political activity could misrepresent Valero’s political activity. Valero joins trade associations principally for the business, technical, and industry expertise these organizations provide, not for political purposes. Valero carefully monitors the appropriateness and effectiveness of the political activities that the most significant trade associations to which it belongs undertake, and Valero does not agree with all positions taken by trade associations on political issues.
The proposal’s reporting requirements are unnecessary given Valero’s political contributions policy and purpose for joining trade associations as described above. In addition, the Board believes that the legally required disclosures regarding VALPAC’s contributions under the current comprehensive system of reporting and accountability for political contributions provide sufficient public information, as evidenced by the proponent’s citation of political contribution figures. Any additional disclosure would serve no useful purpose, would be burdensome, and would result in an unnecessary expense for Valero’s stockholders.
Therefore, the Board recommends you vote AGAINST this proposal.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents certain information regarding our compensation plans as of December 31, 2007.

	Number of		Number of
	Securities	Weighted-	Securities
	to be Issued	Average	Remaining Avail-
	Upon Exercise	Exercise Price	able for Future
	of Outstanding	of Outstanding	Issuance Under
	Options, Warrants	Options, Warrants	Equity Compen-
	and Rights (#)	and Rights ($)	sation Plans (1)
Approved by stockholders:
2005 Omnibus Stock Incentive Plan	783,832	59.08	18,730,714
2001 Executive Stock Incentive Plan	2,437,240	10.49	—
Non-employee director stock option plan	285,000	17.06	—
Non-employee director restricted stock plan	—	—	251,423
UDS non-qualified stock option plans (2)	1,130,841	9.00	—
Premcor non-qualified stock option plans (2)	874,601	24.97	—
Not approved by stockholders:
1997 non-qualified stock option plans	4,791,344	7,62	—
2003 All-Employee Stock Incentive Plan (3)	12,875,354	34.47	1,602,300

Total	23,178,212	25.41	20,584,437

Footnotes:

(1)	Securities available for future issuance under these plans can be issued in various forms, including performance awards, restricted stock, and stock options.

(2)	These plans were assumed by Valero, as applicable (a) on December 31, 2001 upon consummation of the merger of UDS with and into Valero, and (b) on September 1, 2005 upon consummation of the merger of Premcor Inc. with and into Valero.

(3)	Officers and directors of Valero are not eligible to receive any grants under this plan.
For additional information on these plans, see Note 21 of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2007 included in Valero’s Annual Report on Form 10-K.

MISCELLANEOUS
GOVERNANCE DOCUMENTS AND CODES OF ETHICS
We adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules and regulations. We also adopted a Code of Business Conduct and Ethics which applies to all of our employees and directors.
We post the following documents on our website at www.valero.com in the “Investor Relations” section (under “Corporate Governance”). These documents are available in print to any stockholder upon request. Requests for documents must be in writing and directed to Valero’s Secretary at the address indicated on the cover page of this proxy statement.

Restated Certificate of Incorporation	Audit Committee Charter
Bylaws	Compensation Committee Charter
Code of Business Conduct and Ethics	Executive Committee Charter
Code of Ethics for Senior Financial Officers	Finance Committee Charter
Corporate Governance Guidelines	Nominating/Governance Committee Charter
STOCKHOLDER COMMUNICATIONS
Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication in an envelope addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of Valero’s Secretary at the address indicated on the cover page of this proxy statement. Additional requirements for certain types of communications are stated in “Miscellaneous — Stockholder Nominations and Proposals.”
STOCKHOLDER NOMINATIONS AND PROPOSALS
If you wish to submit a stockholder proposal to be included in our proxy statement for the 2009 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, we must receive your written proposal on or before November 20, 2008. Please address your proposal to Valero’s Secretary at the address shown on the cover page of this proxy statement. The proposal must comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.
If you wish to present a stockholder proposal at the 2009 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or if you wish to recommend to the Board’s Nominating/Governance Committee the nomination of a person for election to the Board, you must follow the procedures outlined in Article I, Section 9 (or Section 10, as applicable) of our bylaws. These procedures include the requirement that your proposal must be delivered to Valero’s Secretary at the address shown on the cover page of this proxy statement not later than the close of business on the 60th day or earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2009 annual meeting of stockholders.

A copy of our bylaws is available on our website at www.valero.com in the “Investor Relations” section under the caption “Corporate Governance.” Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Valero.
OTHER BUSINESS
If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.
FINANCIAL STATEMENTS AND ANNUAL REPORT
Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2007, are contained in Valero’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC, and you may review this report on the internet as indicated in the Notice and through our website at www.valero.com in the “Investor Relations” section (under “Financial Reports & SEC Filings”).
Valero’s glossy Annual Report to Stockholders for the fiscal year ended December 31, 2007 is being separately mailed to Valero’s stockholders. The Annual Report to Stockholders is not, and should not be treated as, part of our proxy materials.
HOUSEHOLDING
The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke a consent to householding obtained by a broker, dealer or bank which holds shares for your account, you may do so by calling (800) 542-1061, or you may contact your broker.
TRANSFER AGENT
Computershare Investor Services, Chicago, Illinois, serves as our transfer agent, registrar, and dividend paying agent with respect to our Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:
Computershare Investor Services
Stockholder Communications
250 Royall Street
Canton, Massachusetts 02021
(888) 470-2938
(312) 360-5261

VALERO ENERGY CORPORATION
ONE VALERO WAY
SAN ANTONIO, TEXAS 78249
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Valero Energy Corporation c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	VALER1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

VALERO ENERGY CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write the
Vote on Directors					number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote “FOR” all nominees.		☐	☐	☐	________________________________________

1.	Elect three Class II directors to serve until the 2011
annual meeting of stockholders or until their respective
successors are elected and have been qualified.

Nominees:

01) W.E. “Bill” Bradford
02) Ronald K. Calgaard
03) Irl F. Engelhardt

Vote on Proposals

The Board of Directors recommends that you vote “FOR” proposal 2.		For	Against	Abstain

2.	Ratify the appointment of KPMG LLP as Valero’s independent registered public accounting firm for 2008.	☐	☐	☐

The Board of Directors recommends that you vote “AGAINST” proposals 3, 4 and 5.		For	Against	Abstain

3.	Vote on a stockholder proposal entitled, “Prohibition of Executive Officer Stock Sales During Stock Repurchase Periods.”	☐	☐	☐

4.	Vote on a stockholder proposal entitled, “Stockholder Ratification of Executive Compensation.”	☐	☐	☐

5.	Vote on a stockholder proposal entitled, “Disclosure of Corporate Political Contributions.”	☐	☐	☐

6.	Transact any other business properly brought before the meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

VALERO ENERGY CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 1, 2008
The stockholder(s) hereby revoke(s) all previous proxies and appoint(s) William R. Klesse and Jay D. Browning, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Valero Energy Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, May 1, 2008 at 10:00 a.m., Central Time, at the Valero Energy Corporation offices located at One Valero Way, San Antonio, Texas 78249, and any adjournment or postponement thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2, AND “AGAINST” PROPOSALS 3, 4 AND 5. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE NAMED PROXIES ON SUCH MATTERS IN THEIR SOLE DISCRETION.
YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.